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                                CREDIT AGREEMENT

                           dated as of August 7, 1998

                                  by and among

                         QUINTILES TRANSNATIONAL CORP.,

                                  as Borrower,

                         the Lenders referred to herein,

                                       and

                           FIRST UNION NATIONAL BANK,
                             as Administrative Agent

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                                TABLE OF CONTENTS



ARTICLE I  DEFINITIONS........................................................1
SECTION 1.1       Definitions.................................................1
SECTION 1.2       General....................................................14
SECTION 1.3       Other Definitions and Provisions...........................14


ARTICLE II  REVOLVING CREDIT FACILITY........................................15
SECTION 2.1       Revolving Credit Loans.....................................15
SECTION 2.2       Procedure for Advances of Revolving Credit Loans...........15
SECTION 2.3       Repayment of Loans.........................................16
SECTION 2.4       Revolving Credit Loans.....................................18
SECTION 2.5       Permanent Reduction of the Aggregate Commitment............18
SECTION 2.6       Termination of Credit Facility.............................19
SECTION 2.7       Use of Proceeds............................................19


ARTICLE III  LETTER OF CREDIT FACILITY.......................................19
SECTION 3.1       L/C Commitment.............................................19
SECTION 3.2       Procedure for Issuance of Letters of Credit................20
SECTION 3.3       Commissions and Other Charges..............................20
SECTION 3.4       [Intentionally Omitted]....................................20
SECTION 3.5       Reimbursement Obligation of the Borrower...................20
SECTION 3.6       Obligations Absolute.......................................21
SECTION 3.7       Effect of Application......................................21


ARTICLE IV  GENERAL LOAN PROVISIONS..........................................21
SECTION 4.1       Interest...................................................21
SECTION 4.2       Notice and Manner of Conversion or
                  Continuation of Loans......................................24
SECTION 4.3       Fees.......................................................25
SECTION 4.4       Manner of Payment..........................................25
SECTION 4.5       Crediting of Payments and Proceeds.........................26
SECTION 4.6       Adjustments................................................27
SECTION 4.7       Nature of Obligations of Lenders Regarding
                  Extensions of Credit; Assumption by the
                  Administrative Agent.......................................27
SECTION 4.8.      Mandatory Redenomination of Alternative
                  Currency Loans.............................................28
SECTION 4.9.      Regulatory Limitation......................................28
SECTION 4.10      Changed Circumstances......................................29
SECTION 4.11      Indemnity..................................................31
SECTION 4.12      Capital Requirements.......................................31
SECTION 4.13      Taxes......................................................32


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ARTICLE V  CLOSING; CONDITIONS OF CLOSING AND BORROWING......................33
SECTION 5.1       Closing....................................................33
SECTION 5.2       Conditions to Closing and Initial Extensions of Credit.....34
SECTION 5.3       Conditions to All Extensions of Credit.....................36


ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF THE BORROWER...................37
SECTION 6.1       Representations and Warranties.............................37
SECTION 6.2       Survival of Representations and Warranties, Etc............43


ARTICLE VII  FINANCIAL INFORMATION AND NOTICES...............................43
SECTION 7.1       Financial Statements and Projections.......................43
SECTION 7.2       Officer's Compliance Certificate...........................44
SECTION 7.3       Accountants' Certificate...................................44
SECTION 7.4       Other Reports..............................................44
SECTION 7.5       Notice of Litigation and Other Matters.....................45
SECTION 7.6       Accuracy of Information....................................46


ARTICLE VIII  AFFIRMATIVE COVENANTS..........................................46
SECTION 8.1       Preservation of Corporate Existence and Related Matters....46
SECTION 8.2       Maintenance of Property....................................46
SECTION 8.3       Insurance..................................................46
SECTION 8.4       Accounting Methods and Financial Records...................47
SECTION 8.5       Payment and Performance of Obligations.....................47
SECTION 8.6       Compliance With Laws and Approvals.........................47
SECTION 8.7       Environmental Laws.........................................47
SECTION 8.8       Compliance with ERISA......................................47
SECTION 8.9       Compliance With Agreements.................................48
SECTION 8.10      Conduct of Business........................................48
SECTION 8.11      Visits and Inspections.....................................48
SECTION 8.12      Additional Guarantors......................................48
SECTION 8.13      [Intentionally Omitted]....................................48
SECTION 8.14      Year 2000 Compatibility....................................48
SECTION 8.15      Further Assurances.........................................49


ARTICLE IX  FINANCIAL COVENANTS..............................................49


ARTICLE X  NEGATIVE COVENANTS................................................49
SECTION 10.1      Limitations on Debt and Guaranty Obligations...............49
SECTION 10.2      [Reserved].................................................50
SECTION 10.3      Limitations on Liens.......................................50


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SECTION 10.4      Limitations on Loans, Advances, Investments and
                  Acquisitions...............................................51
SECTION 10.6      Limitations on Sale of Assets..............................53
SECTION 10.7      Limitations on Dividends and Distributions.................53
SECTION 10.8      Limitations on Exchange and Issuance of Capital Stock......54
SECTION 10.9      Transactions with Affiliates...............................54
SECTION 10.10     Certain Accounting Changes.................................54
SECTION 10.11     Amendments; Payments and Prepayments of
                  Subordinated Debt..........................................54
SECTION 10.12     Restrictive Agreements.....................................55


ARTICLE XI  DEFAULT AND REMEDIES.............................................55
SECTION 11.1      Events of Default..........................................55
SECTION 11.2      Remedies...................................................57
SECTION 11.3      Rights and Remedies Cumulative; Non-Waiver; etc............58
SECTION 11.4.     Judgment Currency..........................................59


ARTICLE XII  THE ADMINISTRATIVE AGENT........................................59
SECTION 12.1      Appointment................................................59
SECTION 12.2      Delegation of Duties.......................................59
SECTION 12.3      Exculpatory Provisions.....................................60
SECTION 12.4      Reliance by the Administrative Agent.......................60
SECTION 12.5      Notice of Default..........................................61
SECTION 12.6      Non-Reliance on the Administrative Agent and
                  Other Lenders..............................................61
SECTION 12.7      Indemnification............................................62
SECTION 12.8      The Administrative Agent in Its Individual Capacity........62
SECTION 12.9      Resignation of the Administrative Agent;
                  Successor Administrative Agent.............................62


ARTICLE XIII  MISCELLANEOUS..................................................63
SECTION 13.1      Notices....................................................63
SECTION 13.2      Expenses; Indemnity........................................64
SECTION 13.3      Set-off....................................................65
SECTION 13.4      Governing Law..............................................65
SECTION 13.5      Consent to Jurisdiction....................................65
SECTION 13.6      Binding Arbitration; Waiver of Jury Trial..................65
SECTION 13.7      Reversal of Payments.......................................67
SECTION 13.8      Injunctive Relief; Punitive Damages........................67
SECTION 13.9      Accounting Matters.........................................67
SECTION 13.10     Successors and Assigns; Participations.....................67
SECTION 13.11     Amendments, Waivers and Consents...........................71
SECTION 13.12     Performance of Duties......................................72
SECTION 13.13     All Powers Coupled with Interest...........................72
SECTION 13.14     Survival of Indemnities....................................72
SECTION 13.15     Titles and Captions........................................72
SECTION 13.16     Severability of Provisions.................................72


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SECTION 13.17     Counterparts...............................................72
SECTION 13.18     Term of Agreement..........................................72
SECTION 13.19     Inconsistencies with Other Documents;
                  Independent Effect of Covenants............................73


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EXHIBITS

Exhibit A             -       Form of Revolving Credit Note
Exhibit B             -       Form of Notice of Borrowing
Exhibit C             -       Form of Notice of Account Designation
Exhibit D             -       Form of Notice of Prepayment
Exhibit E             -       Form of Notice of Conversion/Continuation
Exhibit F             -       Form of Officer's Compliance Certificate
Exhibit G             -       Form of Assignment and Acceptance
Exhibit H             -       Form of Guaranty Agreement

SCHEDULES

Schedule 1 -                  Lenders and Commitments
Schedule 6.1(a)       -       Jurisdictions of Organization and Qualification
Schedule 6.1(b)       -       Subsidiaries and Capitalization
Schedule 6.1(i)       -       ERISA Plans
Schedule 6.1(l)       -       Material Contracts
Schedule 6.1(t)       -       Debt and Guaranty Obligations
Schedule 6.1(u)       -       Litigation
Schedule 10.3         -       Existing Liens
Schedule 10.4(a)      -       Existing Loans, Advances and Investments
Schedule 10.4(b)      -       Investment Policy








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


           CREDIT AGREEMENT, dated as of the 7th day of August, 1998, by and among QUINTILES TRANSNATIONAL CORP., a North Carolina corporation (the "Borrower"), the Lenders who are or may become a party to this Agreement, and FIRST UNION NATIONAL BANK, as Administrative Agent for the Lenders.

                              STATEMENT OF PURPOSE

           The Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

           NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

           SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

           "Adjusted EBITR" means, for any period, the sum of the following, determined on a consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) EBITR for such period plus (b) nonrecurring or restructuring charges incurred during such period in connection with any acquisition consummated during such period provided that all such charges included in this adjustment shall not exceed thirty percent (30%) of EBITR for such period.

           "Administrative Agent" means First Union in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to
Section 12.9.

           "Administrative Agent's Correspondent" means First Union National Bank, London Branch, or any other financial institution designated by the Administrative Agent, with notice to the Borrower, to act as its correspondent hereunder with respect to the distribution and payment of Alternative Currency Loans.

           "Administrative Agent's Office" means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 13.1(c).

           "Affiliate" means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term "control" means (a) the power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

           "Aggregate Commitment" means the aggregate amount of the Lenders' Commitments hereunder, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof. On the Closing Date, the Aggregate Commitment shall be One Hundred Fifty Million Dollars ($150,000,000).

           "Agreement" means this Credit Agreement, as amended, restated or otherwise modified.

           "Alternative Currency" means Canadian Dollars, French Francs, Deutsche Marks, Pounds Sterling, Swiss Francs or Japanese Yen, and, with the prior written consent of the Administrative Agent and the Lenders, any other lawful currency (other than Dollars) which is freely transferable and convertible into Dollars in the United States currency market and freely available to all of the Lenders in the London interbank deposit market.

           "Alternative Currency Amount" means with respect to each Loan made or continued (or to be made or continued) in an Alternative Currency, the amount of such Alternative Currency which is equivalent to the principal amount in Dollars of such Loan at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at approximately 11:00 a.m. (Charlotte time) two (2) Business Days before such Loan is made or continued (or to be made or continued). When used with respect to any other sum expressed in Dollars, "Alternative Currency Amount" shall mean the amount of such Alternative Currency which is equivalent to the amount so expressed in Dollars at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at the relevant time.

           "Alternative Currency Commitment" means the lesser of (a) One Hundred Fifty Million Dollars ($150,000,000) and (b) the Aggregate Commitment, in each case, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof.

           "Alternative Currency Loan" means any Loan denominated in an Alternative Currency.

           "Applicable Law" means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

           "Applicable Margin" shall have the meaning assigned thereto in
Section 4.1(c).

           "Application" means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

           "Assignment and Acceptance" shall have the meaning assigned thereto in Section 13.10.


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           "Available Commitment" means, as to any Lender at any time, an amount equal to (a) such Lender's Commitment less (b) such Lender's Extensions of Credit.

           "Base Rate" means, at any time, the higher of (a) the Prime Rate and
(b) the sum of (i) the Federal Funds Rate plus (ii) 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

           "Base Rate Loan" means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

           "Borrower" shall have the meaning assigned thereto in the preamble hereof.

           "Business Day" means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their domestic or international commercial banking business, as applicable, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan or LIBOR Market Rate Loan any day (i) that is a Business Day described in clause (a) and that is also a day for trading by and between banks in deposits for the applicable Permitted Currency in the London interbank market and (ii) on which banks are open for the conduct of their domestic and international banking business in the place where the Administrative Agent or the Administrative Agent's Correspondent shall make available Loans in such Permitted Currency.

           "Capital Lease" means, with respect to the Borrower and its Subsidiaries, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

           "Change in Control" shall have the meaning assigned thereto in
Section 11.1(j).

           "Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Section 5.1 and Section 5.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

           "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified.

           "Commitment" means, as to any Lender, the obligation of such Lender to make Loans to and issue or participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1 hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.


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           "Commitment Percentage" means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment of all of the Lenders.

           "Consolidated" means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

           "Credit Facility" means the collective reference to the Revolving Credit Facility and the L/C Facility.

           "Debt" means, with respect to the Borrower and its Subsidiaries at any date, the sum of the following determined on a consolidated basis, without duplication, in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money, including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of the Borrower or any Subsidiary thereof, (b) all obligations to pay the deferred purchase price of property or services of the Borrower or any Subsidiary thereof, including, but not limited to, all obligations under non-competition agreements, except (i) trade payables arising in the ordinary course of business not more than ninety (90) days past due and (ii) so long as there is sufficient cash, cash equivalents and/or marketable securities then reflected on the balance sheet of the Borrower to cover the full payment thereof, the Thirteen Million Pounds Sterling ((pound) 13,000,000) in long term obligations of Quintiles Scotland Limited, a Wholly-Owned Subsidiary of the Borrower, entered into in connection with the March, 1995 purchase of the assets of a drug development facility in Edinburgh, Scotland from Syntex Pharmaceuticals Limited, as reflected in the notes to the balance sheet of the Borrower dated December 31, 1997, (c) all obligations of the Borrower or any Subsidiary thereof as lessee under capital leases, (d) all asset securitizations of the Borrower or any Subsidiary thereof involving trade receivables which are recourse to either the Borrower or any of its Subsidiaries or which are otherwise classified as debt thereof in accordance with GAAP, (e) all debt of any other Person secured by a lien on any asset of the Borrower or any Subsidiary thereof, (f) all guaranty obligations of the Borrower or any Subsidiary thereof in respect of any liabilities, obligations or indebtedness for borrowed money of the types described in (a) through (e) and (g) through (i) hereof, (g) all obligations, contingent or otherwise, of the Borrower or any Subsidiary thereof relative to the face amount of letters of credit, whether or not drawn and banker's acceptances issued for the account of the Borrower or any Subsidiary thereof,
(h) all obligations to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock or other securities of the Borrower or any Subsidiary thereof and (i) all termination payments which are due and payable by the Borrower or any Subsidiary thereof pursuant to any Hedging Agreement or any foreign currency exchange agreement.

           "Debt to Capitalization Ratio" shall have the meaning assigned thereto in Section 4.1(c).

           "Default" means any of the events specified in Section 11.1 which with the passage of time or the giving of notice would constitute an Event of Default.


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           "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

           "Dollar Amount" means (a) with respect to each Loan made or continued (or to be made or continued) in Dollars, the principal amount thereof and (b) with respect to each Loan made or continued (or to be made or continued) in an Alternative Currency, the amount of Dollars which is equivalent to the principal amount of such Loan at the most favorable spot exchange rate determined by the Administrative Agent at approximately 11:00 a.m. (Charlotte time) two (2) Business Days before such Loan is made or continued (or to be made or continued). When used with respect to any other sum expressed in an Alternative Currency, "Dollar Amount" shall mean the amount of Dollars which is equivalent to the amount so expressed in such Alternative Currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at the relevant time.

           "EBIT" means, for any period, the sum of the following determined on a consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) net income for such period plus (b) the sum of the following to the extent deducted in determining net income: (i) income and franchise taxes, (ii) Interest Expense and (iii) extraordinary losses, less (c) interest income and any extraordinary gains.

           "EBITR" means, for any period, the sum of the following determined on a consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) net income for such period plus (b) the sum of the following to the extent deducted in determining net income: (i) income and franchise taxes, (ii) Interest Expense, (iii) extraordinary losses, and (iv) Rental Expense less (c) interest income and any extraordinary gains.

           "Eligible Assignee" means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment (a) a commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus in excess of $500,000,000, (b) a commercial bank organized under the laws of any other country that is a member of the Organization of Economic Cooperation and Development, or a political subdivision of any such country, having combined capital and surplus in excess of $500,000,000, (c) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of $1,000,000,000, (d) already a Lender hereunder (whether as an original party to this Agreement or as the assignee of another Lender), (e) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender, or (f) any other Person that has been approved in writing as an Eligible Assignee by the Borrower and the Administrative Agent.

           "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.


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

           "Environmental Laws" means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

           "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified.

           "ERISA Affiliate" means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b) of ERISA.

           "ESOP" means that certain Employee Stock Ownership Plan amended and restated effective September 1, 1997, and as in effect on the Closing Date.

           "Eurodollar Reserve Percentage" means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

           "Event of Default" means any of the events specified in Section 11.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

           "Extensions of Credit" means, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding and (b) such Lender's Commitment Percentage of the L/C Obligations then outstanding.

           "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

           "Federal Funds Rate" means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent. If, for any reason, such rate is not available, then "Federal Funds Rate" shall mean a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Charlotte time). Rates for weekends or holidays shall be the same as the rate for the most immediate preceding Business Day.

           "First Union" means First Union National Bank, a national banking association, and its successors.

           "Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

           "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated.

           "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

           "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

           "Guarantors" means the collective reference to the Material Subsidiaries of the Borrower (a) executing the Guaranty Agreement on the Closing Date or (b) executing a joinder in form and substance satisfactory to the Administrative Agent to the Guaranty Agreement pursuant to Section 8.12 hereof subsequent to the Closing Date.

           "Guaranty Agreement" means the Unconditional Guaranty Agreement of even date executed by the Guarantors in favor of the Administrative Agent for the ratable benefit of itself and the Lenders substantially in the form of Exhibit H hereto, as amended, restated or otherwise modified.

           "Guaranty Obligation" means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

           "Hazardous Materials" means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Applicable Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Applicable Law, (d) the discharge or emission or release of which requires a permit or license under any Applicable Law or other Governmental Approval, (e) which are deemed by any Governmental Authority to constitute a nuisance, a trespass or pose a health or safety hazard to persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

           "Hedging Agreement" means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrower, and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.

           "Interest Expense" means, for any period, total interest expense (including, without limitation, interest expense attributable to capital leases or asset securitizations) determined on a consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP.

           "Interest Period" shall have the meaning assigned thereto in Section 4.1(b).

           "Issuing Lender" means First Union, in its capacity as issuer of any Letter of Credit, or any successor thereto.

           "Investment Policy" shall have the meaning assigned thereto in
Section 10.4.

           "L/C Commitment" means the lesser of (a) One Hundred Fifty Million Dollars ($150,000,000) and (b) the Aggregate Commitment.

           "L/C Facility" means the letter of credit facility established pursuant to Article III hereof.

           "L/C Obligations" means at any time, an amount equal to the sum of
(a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

           "L/C Participants" means the collective reference to all the Lenders other than the Issuing Lender.

           "Lender" means each Person executing this Agreement as a Lender (including, without limitation, the Issuing Lender unless the context requires otherwise) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 13.10.

           "Lending Office" means, with respect to any Lender, the office of such Lender maintaining such Lender's Commitment Percentage of the Extensions of Credit.

           "Letters of Credit" shall have the meaning assigned thereto in
Section 3.1.

           "LIBOR" means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 (or the Alternative Currency Amount thereof with respect to a borrowing to be made in an Alternative Currency) for a period equal to the applicable Interest Period which appears on the Dow Jones Markets screen 3750 at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)). If, for any reason, such rate does not appear on Dow Jones Markets screen 3750, then "LIBOR" shall be determined by the Administrative Agent to be the arithmetic average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate per annum at which deposits in the Permitted Currency in which the applicable Loan is denominated would be offered by first class banks in the London interbank market to the Administrative Agent (or the Administrative Agent's Correspondent) approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable Loan. Each calculation by the Administrative Agent of the LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error.

           "LIBOR Market Rate" means a fluctuating rate per annum (rounded upward, if necessary, to the nearest one-hundredth of one percent (1/100%)) determined by the Administrative Agent pursuant to the following formula:

                                          LIBOR Market Index Rate
           LIBOR Market Rate  =    -------------------------------------
                                   1.00 - Eurodollar Reserve Requirement

For the purposes of this definition: "LIBOR Market Index Rate" means, for any day, the percentage rate of interest per annum (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) for deposits in Dollars for a period of one (1) month as reported on Dow Jones Markets screen 3750 as of 11:00 a.m. (London time) on the date of which such rate would be in effect, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source or interbank quotation). Each calculation by the Administrative Agent of the LIBOR Market Rate shall be conclusive and binding for all purposes, absent manifest error.

           "LIBOR Market Rate Loan" means any Loan bearing interest at a rate based upon the LIBOR Market Rate as provided in Section 4.1(a).

           "LIBOR Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

                                              LIBOR
             LIBOR Rate   =    ----------------------------------
                               1.00-Eurodollar Reserve Percentage

           "LIBOR Rate Loan" means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

           "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

           "Loans" means any revolving loan denominated in Dollars or any Alternative Currency, and all such revolving loans collectively as the context requires.

           "Loan Documents" means, collectively, this Agreement, the Notes, the Applications, any Hedging Agreement with any Lender (which such Hedging Agreement is permitted or required hereunder) and the Guaranty Agreement, all as may be amended, restated or otherwise modified.

           "Material Adverse Effect" means, with respect to the Borrower or any of its Subsidiaries, a material adverse effect on the properties, business, operations or condition (financial or otherwise) of any such Person or the ability of any such Person to perform its obligations under the Loan Documents or Material Contracts, in each case to which it is a party.

           "Material Contract" means (a) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $10,000,000 per annum, or (b) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries from which the Borrower and its Subsidiaries derive five percent (5%) or more of the total annual revenues of the Borrower and its Subsidiaries, taken as a whole.

           "Material Customer" means any customer of the Borrower or any of its Subsidiaries from which the Borrower and its Subsidiaries, taken as a whole, derive ten percent (10%) or more of their total annual revenues.

           "Related Material Services Contracts" means the collective reference to any master services contract (and any subcontracts or work orders related thereto) or any contracts or other agreements or series of related contracts or agreements, written or oral, between the Borrower or any of its Subsidiaries and any one of the Borrower's Material Customers.

           "Material Subsidiaries" means, at any time, the collective reference to the domestic Subsidiaries of the Borrower that comprise at least seventy-five percent (75%) of the aggregate EBIT (which, for purposes of this definition, shall include management fees) attributable to all domestic Subsidiaries of the Borrower.

           "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions within the preceding six (6) years.

           "Notes" means the collective reference to the revolving credit notes made by the Borrower payable to the order of each Lender, substantially in the form of Exhibit A hereto, evidencing the Revolving Credit Facility, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part; "Note" means any of such Notes.

           "Notice of Account Designation" shall have the meaning assigned thereto in Section 2.2(b).

           "Notice of Borrowing" shall have the meaning assigned thereto in
Section 2.2(a).

           "Notice of Conversion/Continuation" shall have the meaning assigned thereto in Section 4.2.

           "Notice of Prepayment" shall have the meaning assigned thereto in
Section 2.3(c).

           "Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all payment and other obligations owing by the Borrower to any Lender or the Administrative Agent under any Hedging Agreement with any Lender (which such Hedging Agreement is permitted or required hereunder), and
(d) all other fees and commissions (including attorneys' fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Lenders or the Administrative Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, in each case under or in respect of this Agreement, any Note, any Letter of Credit or any of the other Loan Documents.

           "Officer's Compliance Certificate" shall have the meaning assigned thereto in Section 7.2.

           "Other Taxes" shall have the meaning assigned thereto in Section 4.13(b).

           "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

           "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or
Section 412 of the Code and which (a) is maintained for employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any of their current or former ERISA Affiliates.

           "Permitted Currency" means Dollars or any Alternative Currency, or each such currency, as the context requires.

           "Person" means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

           "Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by First Union as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by First Union as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

           "Register" shall have the meaning assigned thereto in Section
13.10(d).

           "Reimbursement Obligation" means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

           "Rental Expense" means, for any period all rental expense of the Borrower and its Subsidiaries during such period under all leases of real property.

           "Required Lenders" means, at any date, any combination of holders of at least fifty-one percent (51%) of the aggregate unpaid principal amount of the Notes, or if no amounts are outstanding under the Notes, any combination of Lenders whose Commitment Percentages aggregate at least fifty-one percent (51%).

           "Responsible Officer" means any executive officer or financial officer of the Borrower, and any other officer or similar official of the Borrower responsible for the administration of the obligations of the Borrower in respect of this Agreement, in each case, reasonably acceptable to the Administrative Agent.

           "Revolving Credit Facility" means the revolving credit facility established pursuant to Article II hereof.

           "Revolving Credit Termination Date" means the earliest of the dates referred to in Section 2.6.

           "Solvent" means, with respect to a Person on a particular date, that such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a fair value greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

           "Standard & Poor's" means Standard & Poor's Ratings Services, a Division of The McGraw-Hill Companies, Inc.

           "Subordinated Debt" means the collective reference to Debt on
Schedule 6.1(t) hereof designated as Subordinated Debt and any other Debt of the Borrower or any Subsidiary subordinated in right and time of payment to the Obligations on terms satisfactory to the Required Lenders.

           "Subsidiary" means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrower.

           "Tangible Net Worth" shall mean the amount of assets shown on the Consolidated balance sheet of the Borrower and its Subsidiaries (but excluding from such assets any items which would be treated as intangibles under GAAP, including, but not limited to capitalized interest, debt discount and expense, goodwill, patents, trademarks, copyrights, licenses, and franchises), less all liabilities of the Borrower and its Subsidiaries, all computed in accordance with GAAP applied on a consistent basis.

           "Taxes" shall have the meaning assigned thereto in Section 4.13(a).

           "Termination Event" means: (a) a "Reportable Event" described in
Section 4043 of ERISA, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan, or (g) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

           "Total Capitalization" means, at any date of determination, the sum of (a) Total Debt plus (b) stockholders' equity as calculated in accordance with GAAP.

           "Total Debt" means all Debt of the Borrower and its Subsidiaries at any date.

           "Uniform Customs" the Uniform Customs and Practice for Documentary Credits (1994 Revision), International Chamber of Commerce Publication No. 500, as amended from time to time.

           "United States" means the United States of America.

           "Wholly-Owned" means, with respect to a Subsidiary, that all of the shares of capital stock or other ownership interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

           SECTION 1.2 General. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Charlotte time" shall refer to the applicable time of day in Charlotte, North Carolina.

           SECTION 1.3 Other Definitions and Provisions.

           (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

           (b) Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                   ARTICLE II

                            REVOLVING CREDIT FACILITY

           SECTION 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Loans in a Permitted Currency to the Borrower from time to time from the Closing Date through the Revolving Credit Termination Date as requested by the Borrower in accordance with the terms of Section 2.2; provided, that (a) the Dollar Amount of the aggregate principal amount of all outstanding Loans (after giving effect to any amount requested) shall not exceed the Aggregate Commitment less the Dollar Amount of all outstanding L/C Obligations, (b) the Dollar Amount of the aggregate principal amount of all Loans made in an Alternative Currency shall not exceed the Alternative Currency Commitment and (c) the Dollar Amount of the aggregate principal amount of outstanding Loans from any Lender to the Borrower shall not at any time exceed such Lender's Commitment less such Lender's Available Commitment. Each Loan by a Lender shall be in a principal amount equal to such Lender's Commitment Percentage of the aggregate principal amount of Loans requested on such occasion. Loans to be made in an Alternative Currency shall be funded in an amount equal to the Alternative Currency Amount of such Loan. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Loans hereunder until the Revolving Credit Termination Date.

           SECTION 2.2 Procedure for Advances of Revolving Credit Loans.

           (a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached hereto as Exhibit B (a "Notice of Borrowing") not later than 11:00 a.m. (Charlotte time) (i) on the same Business Day as each Base Rate Loan, LIBOR Market Rate or LIBOR Rate Loan denominated in Dollars, (ii) two (2) Business Days before each Base Rate Loans or LIBOR Market Rate Loan denominated in an Alternative Currency and (iii) at least four (4) Business Days before each LIBOR Rate Loan denominated in an Alternative Currency, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) whether the Loan shall be denominated in Dollars or an Alternative Currency, (C) whether the Loans are to be LIBOR Market Rate Loans, LIBOR Rate Loans or Base Rate Loans; provided that the Borrower shall only be permitted to request Base Rate Loans and LIBOR Market Rate Loans to be denominated in an Alternative Currency if such Alternative Currency is available to the Lenders at such rate,
(D) the amount of such borrowing, which shall be in an amount equal to the amount of the Aggregate Commitment or Alternative Currency Commitment, as applicable, then available to the Borrower, or if less, (x) with respect to Base Rate Loans or LIBOR Market Rate Loans in an aggregate principal amount of $100,000 or a whole multiple of $50,000 in excess thereof and (y) with respect to LIBOR Rate Loans denominated in Dollars, in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. Notices received after 11:00 a.m. (Charlotte time) shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

           (b) Disbursement of Revolving Credit Loans Denominated in Dollars. Not later than 2:00 p.m. (Charlotte time) on the proposed borrowing date for any Loan denominated in Dollars, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in Dollars in funds immediately available to the Administrative Agent, such Lender's Commitment Percentage of the requested Loan to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.2 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C hereto (a "Notice of Account Designation") delivered by the Borrower to the Administrative Agent or may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.7, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Loan requested pursuant to this Section 2.2 to the extent that any Lender has not made available to the Administrative Agent its Commitment Percentage of such Loan.

           (c) Disbursement of Alternative Currency Loans. Not later than 11:00 a.m. (the time of the Administrative Agent's Correspondent) on or before the proposed borrowing date for any Alternative Currency Loan, each Lender will make available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent's Correspondent, in the requested Alternative Currency in funds immediately available to the Administrative Agent, such Lender's Commitment Percentage of the Alternative Currency Amount of such requested borrowing. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.2 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent Notice of Account Designation delivered by the Borrower to the Administrative Agent or may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.7, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Loan requested pursuant to this Section 2.2 to the extent that any Lender has not made available to the Administrative Agent its Commitment Percentage of such Loan.

           SECTION 2.3 Repayment of Loans.

           (a) Repayment on Termination Date. The Borrower shall repay the outstanding principal amount of all Loans in full on the Revolving Credit Termination Date.

           (b) Mandatory Repayment of Excess Loans.

                      (i) Aggregate Commitment. If at any time (as determined by the Administrative Agent under Section 2.3(b)(iv), and for any reason, the aggregate principal Dollar Amount of all outstanding Loans exceeds one hundred and five percent (105%) of the Aggregate Commitment less all outstanding L/C Obligations, the Borrower shall (A) first, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Base Rate Loans by the Dollar Amount of such excess (and/or reduce any pending request for a Base Rate Loan on such day by the Dollar Amount of such excess), (B) second, if (and to the extent) necessary to eliminate such excess, immediately repay LIBOR Market Rate Loans (and/or reduce any pending requests for a borrowing) and (C) third, if (and to the extent) necessary to eliminate such excess, immediately repay LIBOR Rate Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) by the Dollar Amount of any remaining excess.

                      (ii) Excess Alternative Currency Loans. If at any time and for any reason the outstanding principal amount of all outstanding Alternative Currency Loans exceeds the lesser of (A) the Aggregate Commitment less the sum of the outstanding principal amount of all Loans denominated in Dollars less the sum of the outstanding principal Dollar Amount of all L/C Obligations and (B) the Alternative Currency Commitment, such excess shall be immediately repaid, in the currency in which such Alternative Currency Loan or Alternative Currency Loans were initially funded, by the Borrower to the Administrative Agent for the account of the Lenders.

                      (iii) Excess L/C Obligations. If at any time and for any reason the aggregate outstanding principal amount of the L/C Obligations exceeds the lesser of (1) the Aggregate Commitment less the sum of the Dollar Amount of the aggregate principal amount of all outstanding Loans and (2) the L/C Commitment, then the Borrower shall deposit an amount equal to such excess with the Administrative Agent to be held as cash collateral in accordance with
Section 11.2(b); provided that any such cash collateral shall be released promptly to the Borrower at any time that the aggregate outstanding principal amount of the L/C Obligations no longer exceeds the thresholds described in clauses (1) and (2) of this subsection (iii).

                      (iv) Compliance and Payments. The Borrower's compliance with this Section 2.3(b) shall be tested from time to time by the Administrative Agent at its sole discretion, but in any event on each day an interest payment is due under Section 4.1(f). Each such repayment pursuant to this Section 2.3(b) shall be accompanied by any amount required to be paid pursuant to Section 4.11 hereof.

           (c) Optional Repayments. The Borrower may at any time and from time to time repay the Loans, in whole or in part, upon at least four (4) Business Days' irrevocable notice to the Administrative Agent with respect to LIBOR Rate Loans denominated in an Alternative Currency, upon at least two (2) Business Days' irrevocable notice to the Administrative Agent with respect to Base Rate Loans and LIBOR Market Rate Loans denominated in an Alternative Currency and same Business Day irrevocable notice with respect to Base Rate Loans, LIBOR Market Rate Loans and LIBOR Rate Loans denominated in Dollars, in the form attached hereto as Exhibit D (a "Notice of Prepayment") specifying the date and amount of repayment and whether the repayment is of Base Rate Loans, LIBOR Market Rate Loans or LIBOR Rate Loans denominated in an Alternative Currency or denominated in Dollars, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of $100,000 or a whole multiple of $50,000 in excess thereof with respect to Base Rate Loans and LIBOR Market Rate Loans and $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.11 hereof.

           (d) Limitation on Repayment of LIBOR Rate Loans. The Borrower may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 4.11 hereof.

           SECTION 2.4 Revolving Credit Loans. Each Lender's Loans and the obligation of the Borrower to repay such Loans shall be evidenced by a separate Note executed by the Borrower payable to the order of such Lender representing the Borrower's obligation to pay such Lender's Commitment or, if less, the aggregate unpaid principal amount of all Loans made and to be made by such Lender to the Borrower hereunder, plus interest and all other fees, charges and other amounts due thereon. Each Note shall be dated the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.1.

           SECTION 2.5 Permanent Reduction of the Aggregate Commitment.

           (a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Aggregate Commitment at any time or (ii) portions of the Aggregate Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof. To the extent that the Aggregate Commitment is reduced to an amount below the Alternative Currency Commitment, there shall be a corresponding permanent reduction of the Alternative Currency Commitment, to the amount of the Aggregate Commitment as so reduced. The amount of each partial permanent reduction shall be applied pro rata to reduce the remaining mandatory reduction amounts required under Section 2.5(b).

           (b) Each permanent reduction permitted or required pursuant to this
Section 2.5 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Extensions of Credit of the Lenders after such reduction to the Aggregate Commitment as so reduced and if the Aggregate Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (which cash collateral the Administrative Agent shall promptly release to the Borrower of such times as the Aggregate Commitment no longer exceeds the aggregate amount of all outstanding Letters of Credit). Any reduction of the Aggregate Commitment to zero shall be accompanied by payment of all outstanding Obligations (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Commitments and Credit Facility. Such cash collateral shall be applied, subject to the foregoing provisions of this Section 2.5(b), in accordance with Section 11.2(b). If the reduction of the Aggregate Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to
Section 4.11 hereof.

           SECTION 2.6 Termination of Credit Facility. The Credit Facility shall terminate on the earliest of (a) August 6, 2001, (b) the date of termination by the Borrower pursuant to Section 2.5(b), and (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 11.2(a).

           SECTION 2.7 Use of Proceeds. The Borrower shall use the proceeds of the Extensions of Credit to fund working capital and for general corporate purposes including acquisitions and other permitted investments and to refinance certain existing indebtedness and the payment of certain fees and expenses incurred in connection with the transactions contemplated by this Agreement.


                                   ARTICLE III

                            LETTER OF CREDIT FACILITY

           SECTION 3.1 L/C Commitment. Subject to the terms and conditions hereof, the Issuing Lender agrees to issue standby letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day from the Closing Date through but not including the Revolving Credit Termination Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the lesser of (i) the L/C Commitment or (ii) the Aggregate Commitment less the sum of the Dollar Amount of the aggregate principal amount of all loans or (b) the Available Commitment of any Lender would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $50,000, (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business or otherwise for a purpose consistent with the permitted use of proceeds described in Section 2.7, (iii) expire no later than the earlier of
(x) the date which is 365 days after the issuance thereof and (y) the Revolving Credit Termination Date, and (iv) be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of North Carolina. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to "issue" and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.

           SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent's Office an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than two (2) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall furnish to the Borrower a copy of such Letter of Credit and furnish to each Lender a copy of such Letter of Credit and the amount of each Lender's L/C Participation therein, all promptly following the issuance of such Letter of Credit.

           SECTION 3.3 Commissions and Other Charges.

           (a) The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the Applicable Margin with respect to LIBOR Rate Loans per annum on the face amount of such Letter of Credit. Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Revolving Credit Termination Date.

           (b) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received by the Administrative Agent in accordance with their respective Commitment Percentages.

           SECTION 3.4 [Intentionally Omitted].

           SECTION 3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in Dollars and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Article III from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Base Rate Loans which were then overdue. If the Borrower fails to timely reimburse the Issuing Lender on the date the Borrower receives the notice referred to in this Section 3.5, the Borrower shall be deemed to have timely given a Notice of Borrowing hereunder to the Administrative Agent requesting the Lenders to make a Base Rate Loan on such date in an amount equal to the amount of such drawing and, regardless of whether or not the conditions precedent specified in Article V have been satisfied, the Lenders shall make Base Rate Loans in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses.

           SECTION 3.6 Obligations Absolute. The Borrower's obligations under this Article III (including without limitation the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of a Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and, to the extent not inconsistent therewith, the UCC shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

           SECTION 3.7 Effect of Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

                                   ARTICLE IV

                             GENERAL LOAN PROVISIONS

           SECTION 4.1 Interest.

           (a) Interest Rate Options. Subject to the provisions of this Section 4.1, at the election of the Borrower, (i) the Loans or any portion thereof shall bear interest at (A) the Base Rate plus the Applicable Margin as set forth in
Section 4.1(c) or (B) the LIBOR Rate plus the Applicable Margin as set forth in
Section 4.1(c) or (C) the LIBOR Market Rate plus the Applicable Margin as set forth in Section 4.1(c); provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date and provided further that the Borrower shall only be permitted to request Base Rate Loans and LIBOR Market Rate Loans to be denominated in an Alternative Currency if such Alternative Currency is available to the Lenders at such rate. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.2 or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Each Loan or portion thereof bearing interest based on the Base Rate shall be a "Base Rate Loan", each Loan or portion thereof bearing interest based on the LIBOR Rate shall be a "LIBOR Rate Loan" and each Loan or portion thereof bearing interest based on the LIBOR Market Rate shall be a "LIBOR Market Rate Loan." Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan denominated in Dollars.

           (b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 4.1(a), shall elect an interest period (each, an "Interest Period") to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six
(6) months with respect to each LIBOR Rate Loan; provided that:

                      (i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

                      (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                      (iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

                      (iv) no Interest Period shall extend beyond the Revolving Credit Termination Date; and

                      (v) there shall be no more than eight (8) Interest Periods outstanding at any time.

           (c) Applicable Margin. The Applicable Margin provided for in Section 4.1(a) with respect to the Loans (the "Applicable Margin") shall (i) on the Closing Date equal the percentages set forth in the certificate delivered pursuant to Section 5.2(d)(ii) and (ii) for each fiscal quarter thereafter be determined by reference to the Debt to Capitalization Ratio or if the Borrower has made a Rating Election (as defined below) pursuant to Section 4.1(d), the senior unsecured Debt rating of the Borrower as determined by Standard & Poor's (the "Senior Unsecured Debt Rating") as of the end of the fiscal quarter immediately preceding the delivery of the applicable Officer's Compliance Certificate as follows:

Debt to Capitalization  Senior Unsecured Debt  Applicable LIBOR  Applicable Base Rate
         Ratio                 Rating               Margin               Margin
----------------------  ---------------------  ----------------  --------------------
> 0.40 to 1.00                 < BBB-               0.425%               0.000%
-
> 0.35 to 1.00                 > BBB-               0.300%               0.000%
-                              -
> 0.30 to 1.00                 > BBB                0.250%               0.000%
-                              -
> 0.25 to 1.00                 > BBB+               0.200%               0.000%
-                              -
<0.25 to 1.00                  > A-                 0.170%               0.000%
                               -

           "Debt to Capitalization Ratio" means, at any date of determination, the ratio of Total Debt to Total Capitalization of the Borrower and its Subsidiaries. Adjustments, if any, in the Applicable Margin shall be made by the Administrative Agent on the tenth (10th) Business Day after receipt by the Administrative Agent of quarterly financial statements for the Borrower and its Subsidiaries and the accompanying Officer's Compliance Certificate setting forth the Debt to Capitalization Ratio or Senior Unsecured Debt Rating, as applicable, of the Borrower and its Subsidiaries as of the most recent fiscal quarter end. Subject to Section 4.1(d), in the event the Borrower fails to deliver such financial statements and certificate within the time required by Section 7.1(a) hereof, the Applicable Margin shall be the highest Applicable Margin set forth above until the delivery of such financial statements and certificate.

           (d) Rating Election. So long as no Default or Event of Default has occurred and is continuing, at any date after the Borrower has obtained an investment-grade debt rating, the Borrower may make a one-time election while such investment-grade rating remains in effect (such election, the "Rating Election") as to whether the Debt to Capitalization Ratio or the Senior Unsecured Debt Rating shall be the basis for determining the Applicable Margin pursuant to Section 4.1(c).

           (e) Default Rate. Subject to Section 11.3, at the discretion of the Administrative Agent and Required Lenders, upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans, until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, (iii) all outstanding LIBOR Market Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans and (iv) all outstanding Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Notes after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

           (f) Payment and Computation of Interest and Fees. All fees hereunder and interest on each Base Rate Loan and each LIBOR Market Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter commencing September 30, 1998; and interest on each LIBOR Rate Loan shall be payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. Interest on LIBOR Rate Loans (except for Alternative Currency Loans denominated in Pounds Sterling which shall be computed on the basis of a 365/66-day year) and LIBOR Market Rate Loans and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and interest on Base Rate Loans shall be computed on the basis of a 365/66-day year and assessed for the actual number of days elapsed.

           (g) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent's option (i) promptly refund to the Borrower any interest received by Lenders in excess of the maximum lawful rate or (ii) shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

           SECTION 4.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of its outstanding Base Rate Loans or LIBOR Market Rate Loans in a principal amount equal to $3,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans denominated in Dollars, (b) upon the expiration of any Interest Period, convert all or any part of its outstanding LIBOR Rate Loans denominated in Dollars in a principal amount equal to $100,000 or a whole multiple of $50,000 in excess thereof into Base Rate Loans or LIBOR Market Rate Loans or (c) upon the expiration of any Interest Period, continue any LIBOR Rate Loan denominated in any Permitted Currency in a principal amount of $3,000,000 or any whole multiple of $1,000,000 in excess thereof (or with respect to LIBOR Rate Loans denominated in an Alternative Currency, the Alternative Currency Amount in each case thereof) as a LIBOR Rate Loan in the same Permitted Currency. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a "Notice of Conversion/ Continuation") not later than 11:00 a.m. (Charlotte time) four (4) Business Days before (with respect to any LIBOR Rate Loan denominated in an Alternative Currency), two (2) Business Days before (with respect to any LIBOR Market Rate Loan or Base Rate Loan denominated in an Alternative Currency) and the same Business Day of (with respect to any Loan denominated in Dollars) the day on which a proposed conversion or continuation of such Loan is to be effective specifying
(A) the Loans to be converted or continued, the Permitted Currency in which such Loan is denominated and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

           SECTION 4.3 Fees.

           (a) Facility Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable facility fee on the entire amount of the Aggregate Commitment, regardless of usage at a rate per annum determined by reference to the Debt to Capitalization Ratio or Senior Unsecured Debt Rating, as applicable, as of the end of the fiscal quarter immediately preceding the delivery of the applicable Officer's Compliance Certificate as follows:

  Debt to Capitalization        Senior Unsecured Debt       Facility Fee
           Ratio                       Rating
  ----------------------        ---------------------       ------------
> 0.40 to 1.00                          < BBB-                0.200%
-
> 0.35 to 1.00                          > BBB-                0.150%
-                                       -
> 0.30 to 1.00                          > BBB                  0125%
-                                       -
> 0.25 to 1.00                          > BBB+                0.100%
-                                       -
<0.25 to 1.00                           > A-                  0.080%
                                        -

           (b) Administrative Agent's and Other Fees. In order to compensate the Administrative Agent for structuring and syndicating the Loans and for its obligations hereunder, the Borrower agrees to pay to the Administrative Agent, for its account, the fees set forth in the separate fee letter agreement executed by the Borrower and the Administrative Agent dated June 9, 1998.

           SECTION 4.4 Manner of Payment.

           (a) Loans Denominated in Dollars. Each payment (including repayments described in Article II) by the Borrower on account of the principal of or interest on the Loans denominated in Dollars or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement or any Note (except as set forth in Section 4.4(b)) shall be made in Dollars not later than 1:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent's Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages (other than as set forth below) in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes.

           (b) Alternative Currency Loans. Each payment (including repayments described in Article II) by the Borrower on account of the principal of or interest on the Loans denominated in any Alternative Currency shall be made in such Alternative Currency not later than 11:00 a.m. (the time of the Administrative Agent's Correspondent) on the date specified for payment under this Agreement to the Administrative Agent's account with the Administrative Agent's Correspondent for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages (other than as set forth below) in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 12:00 noon (the time of the Administrative Agent's Correspondent) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 12:00 noon (the time of the Administrative Agent's Correspondent) shall be deemed to have been made on the next succeeding Business Day for all purposes.

           (c) Pro Rata Treatment. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender's Commitment Percentage (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the Issuing Lender's fees or L/C Participants' commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent's fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.10, 4.11, 4.12, 4.13, 13.2 or 13.10(i) shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to
Section 4.1(b)(ii) if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

           SECTION 4.5 Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrower hereunder, then to all indemnity obligations then due and payable by the Borrower hereunder, then to all Administrative Agent's and Issuing Lender's fees then due and payable, then to all commitment and other fees and commissions then due and payable, then to accrued and unpaid interest on the Notes, the Reimbursement Obligation and any termination payments due in respect of a Hedging Agreement with any Lender (which such Hedging Agreement is permitted or required hereunder) (pro rata in accordance with all such amounts due), then to the principal amount of the Notes and Reimbursement Obligation and then to the cash collateral account described in Section 11.2(b) hereof to the extent of any L/C Obligations then outstanding, in that order.

           SECTION 4.6 Adjustments. If any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of the Obligations owing to it, or interest thereon, or if any Lender shall at any time receive any collateral in respect to the Obligations owing to it (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Extensions of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Extensions of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

           SECTION 4.7 Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.2(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to (a) with respect to a Loan denominated in Dollars, the product of (i) the amount not made available by such Lender in accordance with the terms hereof, times (ii) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (iii) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360 and (b) with respect to a loan denominated in an Alternative Currency the amount not made available by such Lender in accordance with the terms hereof and interest thereon at a rate per annum equal to the Administrative Agent's aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by the Administrative Agent as a result of the failure to deliver funds hereunder) of carrying such amount. A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such Lender's Commitment

Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to LIBOR Market Rate Loans hereunder, on demand, from the Borrower. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

           SECTION 4.8 Mandatory Redenomination of Alternative Currency Loans.

           (a) If any LIBOR Rate Loan or LIBOR Market Rate Loan is required to be converted to a Base Rate Loan pursuant to Section 4.1(e), Section 4.10 or any other applicable provision hereof, such Loan shall be funded in Dollars in an amount equal to the Dollar Amount of such Loan, all subject to the provisions of
Section 2.3(b). The Borrower shall reimburse the Lenders upon any such conversion for any amounts required to be paid under Section 4.11 hereof.

           (b) If, as a result of the implementation of the European economic and monetary union ("EMU"), (i) any Alternative Currency ceases to be lawful currency of the nation issuing the same and is replaced by a European common currency (the "Euro") or (ii) any Alternative Currency and the Euro are at the same time recognized by any governmental authority of the nation issuing such Alternative Currency as lawful currency of such nation, then any amount payable hereunder by the Borrower in such Alternative Currency shall instead by payable in the Euro and the amount so payable shall be determined by translating the amount so payable in such other Alternative Currency to the Euro at the exchange rate recognized by the european central bank (or such other governmental or regulatory authority designated by the EMU for establishing such exchange rate) for the purpose of implementing the EMU. Prior to the occurrence of the event or events described in clause (i) or (ii) of the preceding sentence, each amount payable hereunder in any Alternative Currency will, except as otherwise provided herein, continue to be payable only in that Alternative Currency.

           (c) The terms and provisions of this Agreement will be subject to such reasonable changes of construction as determined by the Administrative Agent (acting reasonably and in consultation with the Borrower) to reflect such implementation of the Euro and to put the Lenders and the Borrower in the same position, so far as possible, that they would have been if such implementation had not occurred. Except as provided in the foregoing provisions of this Section 4.8, no such implementation nor any economic consequences resulting therefrom shall give rise to any right to terminate, contest, cancel, modify or renegotiate the provisions of this Agreement.

           SECTION 4.9 Regulatory Limitation. In the event, as a result of increases in the value of Alternative Currencies against the Dollar or for any other reason, the obligation of any of the Lenders to make Loans (taking into account the Dollar Amount of the Obligations and all other indebtedness required to be aggregated under 12 U.S.C.A. ss.84, as amended, the regulations promulgated thereunder and any other Applicable Law) is determined by such Lender to exceed its then applicable legal lending limit under 12 U.S.C.A. ss.84, as amended, and the regulations promulgated thereunder, or any other Applicable Law, the amount of additional Extensions of Credit such Lender shall be obligated to make or issue or participate in hereunder shall immediately be reduced to the maximum amount which such Lender may legally advance (as determined by such Lender), the obligation of each of the remaining Lenders hereunder shall be proportionately reduced, based on their applicable Commitment Percentages and, to the extent necessary under such laws and regulations (as determined by each of the Lenders, with respect to the applicability of such laws and regulations to itself), and the Borrower shall reduce, or cause to be reduced, complying to the extent practicable with the remaining provisions hereof, the Obligations outstanding hereunder by an amount sufficient to comply with such maximum amounts.

           SECTION 4.10 Changed Circumstances.

           (a) Circumstances Affecting LIBOR Rate, LIBOR Market Rate Loans and Alternative Currency Availability. If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that (i) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars or an Alternative Currency in the applicable amounts are not being quoted via Dow Jones Markets screen 3750 or offered to the Administrative Agent or such Lender for such Interest Period, (ii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to any Alternative Currency (including, without limitation, fundamental changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) or (iii) it has become otherwise materially impractical for the Administrative Agent or the Lenders to make such Loan in an Alternative Currency, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist (which notification the Administrative Agent shall give to the Borrower promptly upon learning that such circumstances no longer exist), the obligation of the Lenders to make LIBOR Rate Loans, LIBOR Market Rate Loans or Alternative Currency Loans, as applicable, and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan, LIBOR Market Rate Loan or a Alternative Currency Loan, as applicable, shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loans, LIBOR Market Rate Loans or Alternative Currency Loan, as applicable, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan, LIBOR Market Rate Loan or Alternative Currency Loan, as applicable, or convert the then outstanding principal amount of each such LIBOR Rate Loan, LIBOR Market Rate Loan or Alternative Currency Loan, as applicable, to a Base Rate Loan as of the last day of such Interest Period.

           (b) Laws Affecting LIBOR Rate, LIBOR Market Rate and Alternative Currency Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, LIBOR Market Rate Loan or any Alternative Currency Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist (which notification the Administrative Agent shall give to the Borrower promptly upon learning that such circumstances no longer exist), (i) the obligations of the Lenders to make LIBOR Rate Loans, LIBOR Market Rate Loans or Alternative Currency Loans, as applicable, and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan, LIBOR Market Rate Loan or Alternative Currency Loan, as applicable, shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan, LIBOR Market Rate Loan or Alternative Currency Loan, as applicable, to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, LIBOR Market Rate Loan or Alternative Currency Loan, as applicable, the applicable LIBOR Rate Loan, LIBOR Market Rate Loan or Alternative Currency Loan, as applicable, shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

           (c) Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:

                      (i) shall subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Note, Letter of Credit or Application or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Note, Letter of Credit or Application or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); or

                      (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Note;

and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any LIBOR Rate Loan, LIBOR Market Rate Loan or Alternative Currency Loan, as applicable, or issuing or participating in Letters of Credit or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes in respect of a LIBOR Rate Loan, LIBOR Market Rate Loan or Alternative Currency Loan, as applicable, or Letter of Credit or Application, then such Lender may notify the Administrative Agent, upon the receipt of which the Administrative Agent shall promptly notify the Borrower of such fact and, if requested to do so by the Lender, shall demand compensation therefor and, within thirty (30) days after such notice by the Administrative Agent, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. The Administrative Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 4.10(c); provided, that the Administrative Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so. The amount of such compensation shall be determined, in the applicable Lender's reasonable discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans, LIBOR Market Rate Loans or Alternative Currency Loans as applicable, in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

           SECTION 4.11 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including, without limitation, any foreign exchange costs) which may arise or be attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan or LIBOR Market Rate Loan, (b) due to any failure of the Borrower to borrow on a date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan or LIBOR Market Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender's reasonable discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans or LIBOR Market Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

           SECTION 4.12 Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any

Lender or any corporation controlling such Lender as a consequence of, or with reference to the Commitments and other commitments of this type, below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance, then within fifteen (15) Business Days after written demand by any such Lender, the Borrower shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

           SECTION 4.13 Taxes.

           (a) Payments Free and Clear. Any and all payments by the Borrower hereunder or under the Notes or the Letters of Credit shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Administrative Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and
(ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender's Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or Letter of Credit to any Lender or the Administrative Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.13) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (B) the Borrower shall make such deductions, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (D) the Borrower shall deliver to the Administrative Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 4.13(d).

           (b) Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the Letters of Credit, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as "Other Taxes").

           (c) Indemnity. The Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.13) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other

Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

           (d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 13.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative Agent.

           (e) Delivery of Tax Forms. Each Lender organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrower, with a copy to the Administrative Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms 4224 or Forms 1001, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and
(ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrower, with a copy to the Administrative Agent, a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrower and the Administrative Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

           (f) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.13 shall survive the payment in full of the Obligations and the termination of the Commitments.


                                    ARTICLE V

                  CLOSING; CONDITIONS OF CLOSING AND BORROWING

           SECTION 5.1 Closing. The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P. at 10:00 a.m. on August 7, 1998, or on such other date and at such other place as the parties hereto shall mutually agree.

           SECTION 5.2 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue the initial Letter of Credit is subject to the satisfaction of each of the following conditions:

           (a) Executed Loan Documents. This Agreement, the Notes and the Guaranty Agreement shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto (which with regard to the Guaranty Agreement shall consist of the Material Subsidiaries as of the Closing
Date), shall be in full force and effect and no default shall exist thereunder, and the Borrower shall have delivered original counterparts thereof to the Administrative Agent.

           (b) Closing Certificates; Etc.

                      (i) Officers's Certificate of the Borrower. The Administrative Agent shall have received a certificate from a Responsible Officer, in form and substance satisfactory to the Administrative Agent, to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete; that the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the closing conditions.

                      (ii) Certificate of Secretary of the Borrower. The Administrative Agent shall have received a certificate of the secretary or assistant secretary of the Borrower certifying as to the incumbency and genuineness of the signature of each officer of the Borrower executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles of incorporation of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the bylaws of the Borrower as in effect on the date of such certifications, (C) resolutions duly adopted by the Board of Directors of the Borrower authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.2(b)(iii).

                      (iii) Certificates of Good Standing. To the extent requested by the Administrative Agent, the Administrative Agent shall have received long-form certificates as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of organization and each other jurisdiction where the Borrower is qualified to do business and a certificate of the relevant taxing authorities of such jurisdictions certifying that such Person has filed required tax returns and owes no delinquent taxes.

                      (iv) Opinions of Counsel. The Administrative Agent shall have received favorable opinions of counsel to the Borrower addressed to the Administrative Agent and the Lenders with respect to the Borrower, the Loan Documents and such other matters as the Lenders reasonably shall request.

                      (v) Tax Forms. The Administrative Agent shall have received copies of the United States Internal Revenue Service forms required by
Section 4.13(e) hereof.

           (c) Consents; Defaults.

                      (i) Governmental and Third Party Approvals. The Borrower shall have obtained all necessary approvals, authorizations and consents of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents.

                      (ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent's reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

                      (iii) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

           (d) Financial Matters.

                      (i) Financial Statements. The Administrative Agent shall have received the most recent audited Consolidated financial statements of the Borrower and its Subsidiaries, all in form and substance satisfactory to the Administrative Agent.

                      (ii) Financial Condition Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer, that (A) the Borrower and each of its Subsidiaries are each Solvent, (B) the Borrower's payables are current and not past due, (C) attached thereto is a pro forma balance sheet of the Borrower and its Subsidiaries setting forth on a pro forma basis the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of the date of the most recent quarterly financial statements provided by the Borrower, reflecting a pro forma basis the effect of the transactions contemplated herein, including all fees and expenses in connection therewith, and evidencing compliance on a pro forma basis with the covenants contained in Articles IX and X hereof, (D) attached thereto are the financial projections previously delivered to the Administrative Agent representing the good faith opinions of the Borrower and senior management thereof as to the projected results contained therein and (E) attached thereto is a calculation of the Applicable Margin pursuant to Section 4.1(c).

                      (iii) Payment at Closing; Fee Letters. The Borrower shall have paid the fees set forth or referenced in Section 4.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) to the Administrative Agent and Lenders, and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents. The Administrative Agent shall have received duly authorized and executed copies of the fee letter agreement referred to in Section 4.3(c).

           (e) Miscellaneous.

                      (i) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.2(a), and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

                      (ii) Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lenders. The Lenders shall have received copies of all other instruments and other evidence as the Lender may reasonably request, in form and substance satisfactory to the Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

                      (iii) Due Diligence and Other Documents. The Borrower shall have delivered to the Administrative Agent such other documents, certificates and opinions as the Administrative Agent may reasonably request.

           SECTION 5.3 Conditions to All Extensions of Credit. The obligations of the Lenders to make any Extensions of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing or issue date, as applicable:

           (a) Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct on and as of such borrowing or issuance date with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

           (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) or the issue date with respect to such Letter of Credit or after giving affect to such Letters of Credit on such date.

                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE BORROWER

           SECTION 6.1 Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders that:

           (a) Organization; Power; Qualification. The Borrower and each of the Guarantors is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The jurisdictions in which the Borrower and the Guarantors are organized and qualified to do business as of the Closing Date are described on
Schedule 6.1(a).

           (b) Ownership. Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 6.1(b). As of the Closing Date, the capitalization of the Borrower and the Guarantors consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 6.1(b). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. The shareholders of the Guarantors of the Borrower and the number of shares owned by each as of the Closing Date are described on Schedule 6.1(b).

           (c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrower and the Guarantors has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower and each of the Guarantors party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or its Guarantors party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

           (d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower and the Guarantors of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of the Guarantors, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of the Guarantors or any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents.

           (e) Compliance with Law; Governmental Approvals. Each of the Borrower and the Guarantors (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in material compliance with each Governmental Approval applicable to it and in material compliance with all other Applicable Laws relating to it or any of its respective properties.

           (f) Tax Returns and Payments. Each of the Borrower and the Guarantors has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable. No Governmental Authority has asserted any Lien or other claim against the Borrower or any Guarantor with respect to unpaid taxes which has not been discharged or resolved. The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

           (g) Intellectual Property Matters. Each of the Borrower and the Guarantors owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business. No event has occurred which, to the knowledge of the Borrower or the Guarantors, permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and, to the knowledge of the Borrower or the Guarantors, neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

           (h) Environmental Matters.

                      (i) The properties of the Borrower and the Guarantors do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws;

                      (ii) Such properties and all operations conducted in connection therewith are in material compliance, and have been in material compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

                      (iii) Neither the Borrower nor any Guarantor thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of their properties or the operations conducted in connection therewith, nor does the Borrower or any Guarantor have knowledge or reason to believe that any such notice will be received or is being threatened;

                      (iv) To the knowledge of the Borrower and Guarantors, Hazardous Materials have not been transported or disposed of from the properties of the Borrower and the Guarantors in violation of, or in a manner or to a location reasonably likely to give rise to liability under, Environmental Laws, nor, to the knowledge of the Borrower and Guarantors, have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner reasonably likely to give rise to liability under, any applicable Environmental Laws;

                      (v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Guarantor is or will be named as a party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to such properties or such operations; and

                      (vi) To the best of Borrower's knowledge, there has been no release, or threat of release, of Hazardous Materials at or from such properties, in violation of or in amounts or in a manner reasonably likely to give rise to liability under Environmental Laws.

           (i) ERISA.

                      (i) As of the Closing Date, neither the Borrower nor any

ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 6.1(i);

                      (ii) the Borrower and each ERISA Affiliate is in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee

Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

                      (iii) No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

                      (iv) Neither the Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

                      (v) No Termination Event has occurred or is reasonably expected to occur; and

                      (vi) No proceeding, claim, lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

           (j) Margin Stock. Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulation U of the Board of Governors of the Federal Reserve System). Not more than twenty-five percent (25%) of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

           (k) Government Regulation. Neither the Borrower nor any Guarantor thereof is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

           (l) Material Contracts. Schedule 6.1(l) sets forth a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 6.1(l), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. The Borrower and its Subsidiaries have delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 6.1(l) or any other Schedule hereto.

           (m) Employee Relations. Each of the Borrower and the Guarantors is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of the Guarantors.

           (n) Burdensome Provisions. Neither the Borrower nor any Guarantor is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as to be likely to have a Material Adverse Effect. The Borrower and the Guarantors do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

           (o) Financial Statements. The (i) Consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 1997 and the related statements of income and retained earnings and cash flows for the Fiscal Years then ended and (ii) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, 1998 and related unaudited interim statements of revenue and retained earnings, copies of which have been furnished to the Administrative Agent and each Lender, are complete and correct in all material respects, and fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. The Borrower and its Subsidiaries have no material Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

           (p) No Material Adverse Change. Since December 31, 1997, there has been no material adverse change in the properties, business, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries and to the knowledge of the Borrower no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

           (q) Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and each of its Subsidiaries will be Solvent.

           (r) Titles to Properties. Each of the Borrower and the Guarantors has such title to the real property owned by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries delivered pursuant to
Section 6.1(o), except those which have been disposed of by the Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

           (s) Liens. None of the properties and assets of the Borrower or any Guarantor thereof is subject to any Lien, except Liens permitted pursuant to
Section 10.3. No financing statement under the Uniform Commercial Code of any state which names the Borrower or any Guarantor thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrower nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section 10.3 hereof.

           (t) Debt and Guaranty Obligations. Schedule 6.1(t) is a complete and correct listing of all Debt and Guaranty Obligations of the Borrower and its Subsidiaries as of the Closing Date in excess of $10,000,000. The Borrower and its Subsidiaries have performed and are in compliance with all of the terms of such Debt and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or its Subsidiaries exists with respect to any such Debt or Guaranty Obligation.

           (u) Litigation. Except as set forth on Schedule 6.1(u), as of the Closing Date there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against the Borrower or any Guarantor or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority which, if adversely determined could reasonably be expected to have a Material Adverse Effect.

           (v) Absence of Defaults. To the knowledge of the Borrower, no event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Guarantor thereof under any Material Contract or judgment, decree or order to which the Borrower or any Guarantor is a party or by which the Borrower or any Guarantor or any of their respective properties may be bound or which would require the Borrower or any Guarantor to make any payment thereunder prior to the scheduled maturity date therefor.

           (w) Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of the Borrower or any Subsidiary thereof and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all material respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No document furnished or written statement made to the Administrative Agent or the Lenders by the Borrower or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower or its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading. The Borrower is not aware of any facts which it has not disclosed in writing to the Administrative Agent having a Material Adverse Effect, or insofar as the Borrower can now foresee, could reasonably be expected to have a Material Adverse Effect.

           SECTION 6.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date until (unless otherwise set forth herein) all principal, interest, fees and other amounts payable under this Agreement or any other Loan Document shall have been paid in full and the Commitments shall have terminated, and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.


                                   ARTICLE VII

                        FINANCIAL INFORMATION AND NOTICES

           Until all the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrower will furnish or cause to be furnished to the Administrative Agent and to the Lenders at their respective addresses as set forth on Schedule 1, or such other office as may be designated by the Administrative Agent and Lenders from time to time:

           SECTION 7.1 Financial Statements and Projections.

           (a) Quarterly Financial Statements. As soon as practicable and in any event within sixty (60) days after the end of the first three (3) fiscal quarters of each Fiscal Year, an unaudited Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated and consolidating statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

           (b) Annual Financial Statements. As soon as practicable and in any event within one hundred twenty (120) days after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by an independent certified public accounting firm acceptable to the Administrative Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

           SECTION 7.2 Officer's Compliance Certificate. At each time financial statements are delivered pursuant to Sections 7.1 (a) or (b) a certificate of a Responsible Officer in the form of Exhibit F attached hereto (an "Officer's Compliance Certificate").

           SECTION 7.3 Accountants' Certificate. At each time financial statements are delivered pursuant to Section 7.1(b), a certificate of the independent public accountants certifying such financial statements addressed to the Administrative Agent for the benefit of the Lenders:

           (a) stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence; and

           (b) including the calculations prepared by such accountants required to establish whether or not the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Article IX hereof as at the end of each respective period.

           SECTION 7.4 Other Reports.

           (a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;

           (b) Promptly but in any event within ten (10) Business Days after the filing thereof, a copy of (i) each report or other filing made by the Borrower or any of its Subsidiaries with the

Securities and Exchange Commission and required by the SEC to be delivered to the shareholders of the Borrower or any of its Subsidiaries, (ii) each report made by the Borrower or any of its Subsidiaries to the SEC on Form 8-K and (iii) each final registration statement of the Borrower or any of its Subsidiaries filed with the SEC;

           (c) At any time after the Borrower has made Ratings Election, promptly, but in any event within ten (10) Business Days of any change thereof, written notice of any change in the Borrower's senior unsecured debt rating;

           (d) As soon as practicable and in any event within sixty (60) days after the end of any fiscal quarter, deliver a report, in form and substance satisfactory to the Administrative Agent, identifying which Subsidiaries of the Borrower comprise its Material Subsidiaries; and

           (e) Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent may reasonably request.

           SECTION 7.5 Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

           (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Guarantor or any of their respective properties, assets or businesses which if adversely determined could reasonably be expected to have a Material Adverse Effect;

           (b) any notice of any violation received by the Borrower or any Guarantor from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

           (c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Guarantor;

           (d) any attachment, judgment, lien, levy or order exceeding $5,000,000 that may be assessed against or threatened against the Borrower or any Guarantor;

           (e) any Default or Event of Default, or any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound;

           (f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under
Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

           (g) any event which makes any of the representations set forth in
Section 6.1 (except for any such representation that speaks as of a particular date) inaccurate in any material respect.

           SECTION 7.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender (other than financial forecasts) whether pursuant to this Article VII or any other provision of this Agreement, shall be, at the time the same is so furnished, complete and correct in all material respects to the extent necessary to give the Administrative Agent or any Lender complete, true and accurate knowledge of the subject matter based on the Borrower's knowledge thereof.


                                  ARTICLE VIII

                              AFFIRMATIVE COVENANTS

           Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 13.11, the Borrower will and will cause each of the Guarantors and with respect to Sections 8.6, 8.7, and 8.8, each of its Subsidiaries to:

           SECTION 8.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 10.5, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

           SECTION 8.2 Maintenance of Property. Protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property material to its business; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business.

           SECTION 8.3 Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses of similar size and as may be required by Applicable Law, and deliver to the

Administrative Agent upon its reasonable request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

           SECTION 8.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

           SECTION 8.5 Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Guarantor may contest any item described in clauses (a) or (b) of this Section 8.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

           SECTION 8.6 Compliance With Laws and Approvals. Observe and remain in material compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals material to its business, in each case applicable to the conduct of its business except where the failure to observe or comply could not reasonably be expected to have a Material Adverse Effect.

           SECTION 8.7 Environmental Laws. In addition to and without limiting the generality of Section 8.6, (a) comply in all material respects with all applicable Environmental Laws and obtain and comply in all material respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or such Guarantor, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

           SECTION 8.8 Compliance with ERISA. In addition to and without limiting the generality of Section 8.6, (a) comply with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (b) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code, (d) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (e) furnish to the Administrative Agent upon the Administrative Agent's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

           SECTION 8.9 Compliance With Agreements. Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract; provided, that the Borrower or such Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

           SECTION 8.10 Conduct of Business. Engage only in businesses in substantially the same fields as the businesses conducted on the Closing Date and lines of business reasonably related thereto or designated in the letter agreement of even date herewith between Borrower and the Administrative Agent, a copy of which has been furnished to the Administrative Agent (any of the foregoing, a "Permitted Line of Business").

           SECTION 8.11 Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time upon reasonable prior notice (unless a Default or Event of Default has occurred and is continuing), to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

           SECTION 8.12 Additional Guarantors. Promptly upon discovery that the current Guarantors do not consist of the Material Subsidiaries, cause to be executed and delivered to the Administrative Agent (a) a duly executed joinder in form and substance satisfactory to the Administrative Agent to the Guaranty Agreement, such that the current Guarantors (after giving effect to such joinder) consist of the Material Subsidiaries), and (b) favorable legal opinions addressed to the Administrative Agent and Lenders in form and substance satisfactory thereto with respect to such joinder and such other documents and closing certificates as may be requested by the Administrative Agent.

           SECTION 8.13 [Intentionally Omitted]

           SECTION 8.14 Year 2000 Compatibility. Take all actions reasonably necessary to assure that Borrower's computer based systems are able to operate and effectively process data which includes dates on and after January 1, 2000. At the request of the Administrative Agent, the Borrower shall provide reasonable assurances satisfactory to the Administrative Agent of the Borrower's Year 2000 compatibility.

           SECTION 8.15 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Notes, the Letters of Credit and the other Loan Documents.


                                   ARTICLE IX

                               FINANCIAL COVENANTS

           Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrower and its Subsidiaries on a Consolidated basis will not:

           SECTION 9.1 Maximum Ratio of Total Debt to Total Capitalization: The Borrower shall not permit, as of any fiscal quarter end, the ratio of (a) Total Debt as of such date to (b) Total Capitalization (the "Debt to Capitalization Ratio") as of such date to exceed 0.45 to 1.00.

           SECTION 9.2 Minimum Interest Coverage Ratio: The Borrower shall not permit, as of any fiscal quarter end, the ratio of (a) Adjusted EBITR for the four (4) consecutive fiscal quarter period ending on or immediately prior to such date to (b) the sum of Interest Expense plus (ii) Rental Expense, in each case for the four (4) consecutive fiscal quarter period ending on or immediately prior to such date, to be less than 2.50 to 1.00.


                                    ARTICLE X

                               NEGATIVE COVENANTS

           Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrower has not and will not permit any of its Subsidiaries to:

           SECTION 10.1 Limitations on Debt and Guaranty Obligations. Create, incur, assume or suffer to exist any Debt; unless:

           (a) Such Debt is existing on the Closing Date, including, without limitation, the Obligations;

           (b) No Default or Event of Default has occurred and is continuing or would result from the incurrence or assumption of any such Debt; and

           (c) If the outstanding principal amount of any such Debt exceeds $10,000,000 on the date of incurrence or assumption, the Borrower shall deliver a certificate, in form and substance satisfactory to the Administrative Agent, demonstrating pro forma compliance, as of the date of such incurrence or assumption, with the financial covenants contained in Article IX.

           SECTION 10.2 [Reserved].

           SECTION 10.3 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including without limitation shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

           (a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed ninety (90) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

           (b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

           (c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation or obligations in the ordinary course of business under customer service contracts;

           (d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or materially impair the use thereof in the ordinary conduct of business;

           (e) Liens of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

           (f) Liens not otherwise permitted by this Section 10.3 and in existence on the Closing Date and described on Schedule 10.3;

           (g) Liens securing purchase money Debt permitted under Section 10.1 not to exceed $15,000,000 outstanding at any one time; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed one-hundred percent (100%) of the original purchase price of such property at the time it was acquired;

           (h) Liens securing obligations as lessee under Capital Leases; provided that (i) any such Lien shall attach only to the property subject to the respective Capital Lease and (ii) that the Debt secured by such Liens, in the aggregate, shall not exceed $15,000,000 at any one time outstanding, excluding any Liens securing obligations with regard to fleet automobiles or other vehicles leased for the Borrower or its Subsidiaries;

           (i) Other Liens not referred to in (a) through (h), above; provided that the Debt secured by such Liens, in the aggregate, shall not exceed $10,000,000 at any one time outstanding; and

           (j) Liens created solely for the purpose of extending, renewing or replacing in whole or in part Debt secured by any Lien referred to in the foregoing clauses (a) through (h), above; provided such Debt is extended, renewed, or replaced on terms no less favorable to the Borrower or Guarantors, as applicable.

           SECTION 10.4 Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture (including without limitation the creation or capitalization of any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

           (a) investments not otherwise permitted by this Section 10.4 in Subsidiaries existing on the Closing Date and the other existing loans, advances and investments not otherwise permitted by this Section 10.4 described on
Schedule 10.4(a);

           (b) investments permitted under the Investment Policy in effect as of the Closing Date, a copy of which is attached hereto as Schedule 10.4(b); provided, that any exceptions or modifications to the Investment Policy after the Closing Date approved in advance by the Required Lenders shall also be permitted hereby;

           (c) investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within 120 days from the date of acquisition thereof, (ii) commercial paper maturing no more than 120 days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than 120 days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of "A" or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (iv) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder;

           (d) investments in the form of acquisitions that meet all of the following requirements: (i) in the case of an acquisition of capital stock, equity interests or other ownership interests, the Person whose equity interest is to be acquired shall be, or as a result of such acquisition shall become, a Wholly-Owned Subsidiary of the Borrower and no Change in Control shall have been effected thereby, (ii) the Person whose capital stock, equity interests or other ownership interests are to be acquired shall be engaged in a business or the assets being acquired are to be used in a Permitted Line of Business, (iii) the Borrower shall deliver to the Administrative Agent all documents instruments and joinders as are required to be delivered pursuant to Section 8.12, (iv) the Borrower shall be in compliance with each financial covenant set forth in
Article IX and each negative covenant set forth in Article X prior to consummating the acquisition, (v) no Default or Event of Default shall have occurred and be continuing both before and immediately after giving effect to the acquisition as well as for a period of the four (4) consecutive fiscal quarters ending immediately thereafter, (vi) a copy of the final governing documentation shall be delivered promptly after receipt by the Borrower after the consummation of the acquisition, and (vii) with regard to acquisitions funded in whole or in part with the proceeds of an Extension of Credit, then the following requirements also apply (A) such acquisition shall be consummated on a non-hostile basis and (B) if Extensions of Credit outstanding under the Credit Agreement exceed $25,000,000 (including all Extensions of Credit to be made to finance such proposed acquisition), then (aa) a description of the acquisition and the governing documentation shall have been delivered to the Administrative Agent and the Lenders at least fifteen (15) Business Days prior to the consummation of the acquisition (or if such fifteen (15) Business Days prior notice is not reasonably possible or is deemed unadvisable, then such prior notice as is appropriate and feasible under the circumstances (in each case, as determined by the Borrower in consultation with the Administrative Agent)), (bb) the Borrower shall have demonstrated compliance with each financial covenant set forth in Article IX and each negative covenant set forth in Article X prior to consummating the acquisition and (cc) such documents as may be reasonably requested by the Administrative Agent shall have been delivered to the Administrative Agent;

           (e) loans and advances to employees for reasonable business expenses in the ordinary course of business in an aggregate amount not to exceed $5,000,000 at any one time;

           (f) investments (including loans) in addition to mergers or acquisitions otherwise permitted under this Agreement, in Permitted Lines of Business, provided that the aggregate amount of consideration paid (including the principal balance of and any accrued interest on any loans) for all such investments during the term hereof, adjusted for any recovery during the term hereof by the Borrower of any such consideration (with any profit or premiums thereon) upon the sale or other disposition of the related investment, shall not exceed fifteen percent (15%) of Tangible Net Worth as of any date of determination; and

           (g) loans, advances and investments required or made in connection with the ESOP.

           SECTION 10.5 Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

           (a) any Wholly-Owned Subsidiary of the Borrower may merge with any other Wholly-Owned Subsidiary of the Borrower; provided, that, if any such Subsidiary is a Guarantor, such Guarantor shall be the surviving entity;

           (b) any Wholly-Owned Subsidiary may merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with an acquisition permitted by Section 10.4(d); and

           (c) any Wholly-Owned Subsidiary of the Borrower may wind-up into the Borrower or any other Wholly-Owned Subsidiary of the Borrower.

           SECTION 10.6 Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

           (a) the sale of inventory in the ordinary course of business;

           (b) the sale of obsolete assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

           (c) the transfer of assets to the Borrower or any Wholly-Owned Subsidiary of the Borrower pursuant to Section 10.5(c);

           (d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof, including, without limitation, in connection with any asset securitization;

           (e) sale-leaseback transactions so long as no Default or Event of Default has occurred and is continuing or is occasioned thereby; and

           (f) the sale of any other assets of the Borrower or its Subsidiaries not to exceed, in the aggregate, ten percent (10%) of Consolidated Tangible Net Worth during any fiscal year.

           SECTION 10.7 Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its capital stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock, or make any distribution of cash, property or assets among the holders of shares of its capital stock, or make any change in its capital structure which such change in capital structure could reasonably be expected to have a Material Adverse Effect; provided that:

           (a) the Borrower or any Subsidiary may pay dividends in shares of its own capital stock;

           (b) any Subsidiary may pay cash dividends to the Borrower;

           (c) if there is no Default or Event of Default existing at such time, the Borrower or any Subsidiary may purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock pursuant to duly executed and adopted resolutions by the Board of Directors; and

           (d) the Borrower may declare and pay cash dividends; provided that no Default or Event of Default has occurred and is continuing at the time of declaration thereof and provided further that the payment thereof will not cause the occurrence of a Default or Event of Default, all as demonstrated to the reasonable satisfaction of the Administrative Agent.

           SECTION 10.8 Limitations on Exchange and Issuance of Capital Stock. Issue, sell or otherwise dispose of any class or series of capital stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be,
(a) convertible or exchangeable into Debt or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

           SECTION 10.9 Transactions with Affiliates. Except for transactions consistent with past business practices and in accordance with the requirements of the Borrower's business or except as otherwise provided herein, directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms prior to the consummation thereof and are no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not its Affiliate.

           SECTION 10.10 Certain Accounting Changes. Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP.

           SECTION 10.11 Amendments; Payments and Prepayments of Subordinated Debt. Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Debt, or cancel or forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value (including without limitation by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any Subordinated Debt.

           SECTION 10.12 Restrictive Agreements. Enter into any Debt which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles VIII, IX and X hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt.


                                   ARTICLE XI

                              DEFAULT AND REMEDIES

           SECTION 11.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

           (a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan, Note or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise), and such default shall continue unremedied for two (2) Business Days.

           (b) Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan, Note or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue unremedied for five (5) Business Days.

           (c) Misrepresentation. Any representation or warranty made or deemed to be made by the Borrower or any of its Subsidiaries under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

           (d) Default in Performance of Certain Covenants. The Borrower shall default in the performance or observance of any covenant or agreement contained in Sections 7.1 or 7.2 or Articles IX or X of this Agreement.

           (e) Default in Performance of Other Covenants and Conditions. The Borrower or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 11.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.

           (f) Hedging Agreement. Any termination payment shall be due by the Borrower under any Hedging Agreement and such amount is not paid within thirty
(30) Business Days of the due date thereof.

           (g) Debt Cross-Default. The Borrower or any of its Subsidiaries shall
(i) default in the payment of any Debt (other than the Notes or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $10,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Notes or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $10,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

           (h) Other Cross-Defaults. The Borrower or any of its Subsidiaries shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract (and all applicable cure and grace periods have expired) unless, but only as long as, the existence of any such default is being contested by the Borrower or such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Subsidiary to the extent required by GAAP.

           (i) Loss of Material Services Contracts or Material Customers. (i) All or substantially all of any group of Related Material Services Contracts shall be terminated and not replaced with comparable Related Material Service Contracts within a period of ninety (90) days after such termination or (ii) the Borrower or any its Subsidiaries shall breach any material provision of any Related Material Services Contracts which such breach (either individually or in the aggregate with other breaches under the same Related Material Services Contracts) could reasonably be expected to result in the loss of a Material Customer; provided, that any event described in clause (i) or (ii) above shall constitute an Event of Default only if, following the occurrence of such event, the ability of the Borrower to satisfy its payment obligations under this Agreement or to comply with the financial covenants set forth in Article IX shall have been materially impaired, as reasonably determined by the Administrative Agent and the Required Lenders.

           (j) Change in Control. Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than thirty percent (30%) of the common stock or thirty percent (30%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower or there shall have occurred under any indenture or other instrument evidencing any Debt in excess of $3,000,000 any "change in control" (as defined in such indenture or other evidence of Debt) obligating the Borrower to repurchase, redeem or repay all or any part of the Debt or capital stock provided for therein (any such event, a "Change in Control").

           (k) Voluntary Bankruptcy Proceeding. The Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

           (l) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty
(60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

           (m) Failure of Agreements. Any material provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or Subsidiary party thereto or any such Person shall so state in writing.

           (n) Termination Event. The occurrence of any of the following events:
(i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $1,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plan makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $1,000,000.

           (o) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $15,000,000 in any Fiscal Year shall be entered against the Borrower or any of its Subsidiaries by any court and such judgment or order shall continue without discharge or stay for a period of sixty (60) days.

           SECTION 11.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

           (a) Acceleration; Termination of Facilities. Declare the principal of and interest on the Loans, the Notes and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (other than any Hedging Agreement) and all other Obligations (other than obligations owing under any Hedging Agreement), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(j) or (k), the Credit Facility shall be automatically terminated and all Obligations (other than obligations owing under any Hedging Agreement) shall automatically become due and payable.

           (b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, require the Borrower at such time to deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

           (c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower's Obligations.

           SECTION 11.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

           SECTION 11.4 Judgment Currency. The obligation of the Borrower to make payments of the principal of and interest on the Notes and the obligation of any such Person to make payments of any other amounts payable hereunder or pursuant to any other Loan Document in the currency specified for such payment shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by each of the Administrative Agent and Lenders of the full amount of the particular Permitted Currency expressed to be payable pursuant to the applicable Loan Document. The Administrative Agent shall, using all amounts obtained or received from the Borrower pursuant to any such tender or recovery in payment of principal of and interest on the Obligations, promptly purchase the applicable Permitted Currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it. The obligation of the Borrower to make payments in the applicable Permitted Currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable Permitted Currency the amount, if any, by which such actual receipt shall fall short of the full amount of the Permitted Currency expressed to be payable pursuant to the applicable Loan Document.


                                   ARTICLE XII

                            THE ADMINISTRATIVE AGENT

           SECTION 12.1 Appointment. Each of the Lenders hereby irrevocably designates and appoints First Union as Administrative Agent of such Lender under this Agreement and the other Loan Documents for the term hereof and each such Lender irrevocably authorizes First Union as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent. Any reference to the Administrative Agent in this Article XII shall be deemed to refer to the Administrative Agent solely in its capacity as Administrative Agent and not in its capacity as a Lender.

           SECTION 12.2 Delegation of Duties. The Administrative Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.


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

           SECTION 12.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

           SECTION 12.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 13.10 hereof. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Document, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.


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

           SECTION 12.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

           SECTION 12.6 Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans and issue or participate in Letter of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or by the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

           SECTION 12.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such and (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's bad faith, gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder and the termination of this Agreement.

           SECTION 12.8 The Administrative Agent in Its Individual Capacity. The Administrative Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not an Administrative Agent hereunder. With respect to any Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued by it or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

           SECTION 12.9 Resignation of the Administrative Agent; Successor Administrative Agent. Subject to the appointment and acceptance of a successor as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor shall have minimum capital and surplus of at least $500,000,000. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty
(30) days after the Administrative Agent's giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders and with the consent of the Borrower, appoint a successor Administrative Agent, which successor shall have minimum capital and surplus of at least $500,000,000; provided that so long as any Default or Event of Default exists or is continuing, the Borrower shall have no consent rights pursuant to this Section 12.9. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as



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

Administrative Agent, the provisions of this Section 12.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.


                                  ARTICLE XIII

                                  MISCELLANEOUS

           SECTION 13.1 Notices.

           (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

           (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

           If to the Borrower:   Quintiles Transnational Corp.
                                 4709 Creekstone Drive
                                 Durham, North Carolina  27703-8411
                                 Attention:  Vincent T. Morgus
                                 Telephone No.:  (919) 941-2010
                                 Telecopy No.:    (919) 941-9113

           With copies to:       Smith, Anderson, Blount, Dorsett, Mitchell &
                                 Jernigan, L.L.P.
                                 2500 First Union Capitol Center
                                 Raleigh, North Carolina  27601
                                 Attention:  Gerald F. Roach, Esq.
                                 Telephone No.:  (919) 821-6668
                                 Telecopy No.:    (919) 821-6800


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

           If to First Union as    First Union National Bank
            Administrative Agent:  150 Fayetteville Street Mall, 6th Floor
                                   Raleigh, North Carolina 27601
                                   Attention: G. Mendel Lay, Jr.
                                   Telephone No.: (919) 881-7003
                                   Telecopy No.: (919) 881-7016

           If to any Lender:       To the Address set forth on Schedule 1 hereto



           (c) Administrative Agent's Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent's Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit issued.

           SECTION 13.2 Expenses; Indemnity. The Borrower will (a) pay all out-of-pocket expenses of the Administrative Agent in connection with (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including without limitation all reasonable out-of-pocket syndication and due diligence expenses and reasonable fees and disbursements of counsel for the Administrative Agent and (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Administrative Agent or the Lenders relating to this Agreement or any other Loan Document, including without limitation reasonable fees and disbursements of counsel for the Administrative Agent, (b) pay all reasonable out-of-pocket expenses of the Administrative Agent and each Lender actually incurred (with legal fees based on standard hourly rates and not the presumed rates set forth in the N.C. Gen. Stat. Section 6-21.2) in connection with the administration and enforcement of any rights and remedies of the Administrative Agent and Lenders under the Credit Facility, including consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Administrative Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, Administrative Agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim, investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Agreement, any other Loan Document or the Loans, including without limitation reasonable attorney's and consultant's fees, except to the extent that any of the foregoing result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

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

           SECTION 13.3 Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence and during the continuation of any Event of Default and upon the request of any Lender that the Administrative Agent declare the Loans to be immediately due and payable or require cash collateral pursuant to Section 11.2, the Lenders and any assignee or participant of a Lender in accordance with Section 13.10 are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, except as otherwise agreed in writing by the Administrative Agent or the Lenders, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Borrower against and on account of the Obligations irrespective of whether or not the Administrative Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 11.2 and although such Obligations shall be contingent or unmatured.

           SECTION 13.4 Governing Law. This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

           SECTION 13.5 Consent to Jurisdiction. The Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Mecklenburg County or Wake County, North Carolina, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13.1. Nothing in this Section 13.5 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

           SECTION 13.6 Binding Arbitration; Waiver of Jury Trial.

           (a) Binding Arbitration. Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to the Notes or any other Loan Documents ("Disputes"), between or among parties to the Notes or any other Loan Document shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Loan Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in either Charlotte or Raleigh, North Carolina. The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding anything foregoing to the contrary, any arbitration proceeding demanded hereunder shall begin within ninety (90) days after such demand thereof and shall be concluded within one-hundred twenty (120) days after such demand. These time limitations may not be extended unless a party hereto shows cause for extension and then such extension shall not exceed a total of sixty (60) days. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. The parties hereto do not waive any applicable Federal or state substantive law except as provided herein. Notwithstanding the foregoing, this paragraph shall not apply to any Hedging Agreement that is a Loan Document.

           (b) Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWER HEREBY ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

           (c) Preservation of Certain Remedies. Notwithstanding the preceding binding arbitration provisions, the parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable law or by judicial foreclosure and sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.


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

           SECTION 13.7 Reversal of Payments. To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

           SECTION 13.8 Injunctive Relief; Punitive Damages.

           (a) The Administrative Agent, Lenders and Borrower (on behalf of itself and its Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

           (b) The parties agree that they shall not have a remedy of punitive or exemplary damages against any other party in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

           SECTION 13.9 Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Borrower or any Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Administrative Agent to the contrary agreed to by the Borrower, be performed in accordance with GAAP as in effect on the Closing Date. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrower and the Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

           SECTION 13.10 Successors and Assigns; Participations.

           (a) Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders, all future holders of the Notes, and their respective successors and assigns, except that the Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.


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

           (b) Primary Syndication; Assignment by Lenders. The parties agree that the Lenders who become party hereto pursuant to the primary syndication of this Facility shall be Lenders who are mutually agreed upon by the Administrative Agent and the Borrower. After the completion of the primary syndication, each Lender may, with the consent of the Borrower (so long as no Default or Event of Default has occurred and is continuing) and the consent of the Administrative Agent, which consents shall not be unreasonably withheld, assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of the Extensions of Credit at the time owing to it and the Notes held by it); provided that:

                      (i) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement;

                      (ii) if less than all of the assigning Lender's Commitment is to be assigned, the Commitment so assigned shall not be less than $10,000,000;

                      (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit G attached hereto (an "Assignment and Acceptance"), together with any Note or Notes subject to such assignment;

                      (iv) such assignment shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Loans or the Notes under the blue sky laws of any state; and

                      (v) the assigning Lender shall pay to the Administrative Agent an assignment fee of $3,000 upon the execution by such Lender of the Assignment and Acceptance; provided that no such fee shall be payable upon any assignment by a Lender to an Affiliate thereof.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

           (c) Rights and Duties Upon Assignment. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.

           (d) Register. The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Extensions of Credit with respect to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or Lender at any reasonable time and from time to time upon reasonable prior notice.

           (e) Issuance of New Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee together with any Note or Notes subject to such assignment and the written consent to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit G:

                      (i) accept such Assignment and Acceptance;

                      (ii) record the information contained therein in the Register;

                      (iii) give prompt notice thereof to the Lenders and the Borrower; and

                      (iv) promptly deliver a copy of such Assignment and Acceptance to the Borrower.

Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such Eligible Assignee in amounts equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender. Each surrendered Note or Notes shall be canceled and returned to the Borrower.

           (f) Participations. Each Lender may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Extensions of Credit and the Notes held by it); provided that:

                      (i) each such participation shall be in an amount not less than $10,000,000;

                      (ii) such Lender's obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;

                      (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

                      (iv) such Lender shall remain the holder of the Notes held by it for all purposes of this Agreement;

                      (v) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement;

                      (vi) such Lender shall not permit such participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Loan or Reimbursement Obligation, extend the term or increase the amount of the Commitment, reduce the amount of any fees to which such participant is entitled, extend any scheduled payment date for principal of any Loan or, except as expressly contemplated hereby or thereby, release substantially all of the Collateral; and

                      (vii) any such disposition shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission to apply to qualify the Loans or the Notes under the blue sky law of any state.

           (g) Disclosure of Information; Confidentiality. The Administrative Agent and the Lenders shall hold all non-public information with respect to the Borrower obtained pursuant to the Loan Documents confidential in accordance with their customary procedures for handling confidential information; provided, that the Administrative Agent may disclose information relating to this Agreement to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications and approved by Borrower in writing prior to submission and provided further, that the Administrative Agent and Lenders may disclose any such information to the extent such disclosure is required by law or requested by any regulatory authority. Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this
Section 13.10, disclose to the assignee, participant, proposed assignee or proposed participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, that prior to any such disclosure, each such assignee, proposed assignee, participant or proposed participant shall agree with the Borrower or such Lender to preserve the confidentiality of any confidential information relating to the Borrower received from such Lender.

           (h) Certain Pledges or Assignments. Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with Applicable Law.

           (i) Replacement of Lenders. If any Lender shall make any demand for payment under Section 4.10, 4.12 or 4.13, or if any Lender shall be the subject of any notification or assertion of a regulatory limitation under Section 4.9, then within thirty (30) days after any such demand or notification or assertion, the Borrower may, with the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and provided that no Event of Default or Default shall then have occurred and be continuing, demand that such Lender assign in accordance with this Section 13.10 to one or more assignees designated by the Borrower and acceptable to the Required Lenders (provided that, solely for purposes of this determination under this Section 13.10(i) by the

Required Lenders, the Lender making a demand for payment or subject to a notification or assertion of regulatory limitation shall not be included in the Lender's holding Loans or having Commitments) all (but not less than all) of such Lender's Commitment and the Loans owing and Reimbursement Obligations owing to it within the period ending on the later to occur of such thirtieth (30th) day and the last day of the longest of the then current Interest Periods for such Loans. If any such assignee designated by the Borrower and approved by the Required Lenders shall fail to consummate such assignment on terms acceptable to such Lender, or if the Borrower shall fail to designate any such assignees acceptable to the Required Lenders for all or part of such Lender's Commitment or Extensions of Credit, then such demand by the Borrower shall become ineffective; it being understood for purposes of this subsection (i) that such assignment shall be conclusively deemed to be on terms acceptable to such Lender, and such Lender shall be compelled to consummate such assignment to an Eligible Assignee designated by the Borrower, if such Eligible Assignee (A) shall agree to such assignment by entering into an Assignment and Acceptance with such Lender and (B) shall offer compensation to such Lender in an amount equal to all amounts then owing by the Borrower to such Lender hereunder and under the Note made by the Borrower to such Lender, whether for principal, interest, fees, costs or expenses (other than the demanded payment referred to above and payable by the Borrower as a condition to the Borrower's right to demand such assignment), or otherwise. In addition, in the event that the Borrower shall be entitled to demand the replacement of any Lender pursuant to this subsection (i), the Borrower may, in the case of any such Lender, with the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and provided that no Event of Default or event that, with the giving of notice or lapse of time or both, would constitute an Event of Default, shall then have occurred and be continuing, terminate all (but not less than all) such Lender's Commitment and prepay all (but not less than all) such Lender's Extensions of Credit not so assigned, together with all interest accrued thereon to the date of such prepayment and all fees, costs and expenses and other amounts then owing by the Borrower to such Lender hereunder and under the Note made by the Borrower to such Lender, at any time from and after such later occurring day in accordance with Sections 2.3 and 2.5 hereof (but without any requirement for ratable treatment of the other Lenders), if and only if, after giving effect to such termination and prepayment, the sum of the aggregate principal amount of the Extensions of Credit of all Lenders then outstanding does not exceed the then remaining Aggregate Commitments of the Lenders.

           SECTION 13.11 Amendments, Waivers and Consents. Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents (other than any Hedging Agreement, the terms and conditions of which may be amended, modified or waived by the parties thereto) may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall (a) increase the amount or extend the time of the obligation of the Lenders to make Loans or issue or participate in Letters of Credit (including without limitation pursuant to Section 2.6), (b) extend the originally scheduled time or times of payment of the principal of any Loan or Reimbursement Obligation or the time or times of payment of interest on any Loan or Reimbursement Obligation, (c) reduce the rate of interest or fees payable on any Loan or Reimbursement Obligation, (d) reduce the principal amount of any Loan or Reimbursement Obligation, (e) permit any subordination of the principal or interest on any Loan or Reimbursement Obligation, (f) amend the definition of Alternative Currency, or (g) amend the provisions of this Section 13.11 or the definition of Required Lenders, without the prior written consent of each Lender. In addition, no amendment, waiver or consent to the provisions of (a)
Article XII shall be made without the written consent of the Administrative Agent and (b) Article III without the written consent of the Issuing Lender.

           SECTION 13.12 Performance of Duties. The Borrower's obligations under this Agreement and each of the Loan Documents shall be performed by the Borrower at its sole cost and expense.

           SECTION 13.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Credit Facility has not been terminated.

           SECTION 13.14 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

           SECTION 13.15 Titles and Captions. Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

           SECTION 13.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

           SECTION 13.17 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

           SECTION 13.18 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

           SECTION 13.19 Inconsistencies with Other Documents; Independent Effect of Covenants. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.


                           [Signature pages to follow]

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.


[CORPORATE SEAL]                        QUINTILES TRANSNATIONAL CORP.,
                                        as Borrower

                                        By: \S\ Dennis Gillings
                                            ----------------------------------
                                            Name: Dennis Gillings
                                                  ----------------------------
                                            Title: Chief Executive Officer
                                                   ---------------------------


                                        By: \S\ Rachel Selisker
                                            ----------------------------------
                                            Name: Rachel Selisker
                                                  ----------------------------
                                            Title: Chief Financial Officer
                                                   ---------------------------



                                        FIRST UNION NATIONAL BANK,
                                        as Administrative Agent and Lender

                                        By: \S\ G. Mendel Lay, Jr.
                                            ----------------------------------
                                            Name: G. Mendel Lay, Jr.
                                                  ----------------------------
                                            Title: Sr. Vice President
                                                   ---------------------------

           IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered under seal as of the date first above written.

[CORPORATE SEAL]                          [INSERT NAME OF NEW SUBSIDIARY]


                                          By: _______________________________
                                          Name: _____________________________
                                          Title: ____________________________


                                          By: _______________________________
                                          Name: _____________________________
                                          Title: ____________________________

                                   Schedule 1
                            (Lenders and Commitments)


--------------------------------------------------------------------------------
          LENDER                               COMMITMENT         COMMITMENT
                                               PERCENTAGE
--------------------------------------------------------------------------------
First Union National Bank
150 Fayetteville Street Mall, 6th Floor
Raleigh, North Carolina  27601                    100%           $150,000,000
Attention:  G. Mendel Lay, Jr.
Telephone No.:  (919) 881-7003
Telecopy No.:   (919) 881-7016

--------------------------------------------------------------------------------

                                    EXHIBIT A
                                       to
                                Credit Agreement
                           dated as of August 7, 1998
                                  by and among
                         Quintiles Transnational Corp.,
                         the Lenders party thereto, and
                          First Union National Bank, as
                              Administrative Agent


                          FORM OF REVOLVING CREDIT NOTE

                              REVOLVING CREDIT NOTE


$__________                                                 ___________ __, 1998



FOR VALUE RECEIVED, the undersigned, Quintiles Transnational Corp., a corporation organized under the laws of North Carolina (the "Borrower"), promises to pay to the order of _________________________________, (the
"Lender"), at the place and times provided in the Credit Agreement referred to below, the principal sum of _________________ ($__________) or, if less, the principal amount of all Revolving Credit Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of even date herewith (as amended, restated or otherwise modified, the "Credit Agreement") among the Borrower, the Lenders who are or may become a party thereto (collectively, the "Lenders") and First Union National Bank, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

           The unpaid principal amount of this Revolving Credit Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section
4.1 of the Credit Agreement. Except as otherwise permitted under the Credit Agreement, all payments of principal and interest on this Revolving Credit Note shall be payable in lawful currency of the United States of America in immediately available funds to the account designated in the Credit Agreement.

           This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.

           THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NORTH CAROLINA, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

           The Debt evidenced by this Revolving Credit Note is senior in right of payment to all Subordinated Debt referred to in the Credit Agreement.

           The Company hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

           IN WITNESS WHEREOF, the undersigned has executed this Revolving Credit Note under seal as of the day and year first above written.



                                                   QUINTILES TRANSNATIONAL CORP.
[CORPORATE SEAL]

                                                   By:
                                                      --------------------------
                                                      Name:
                                                           ---------------------
                                                      Title:
                                                           ---------------------


                                                   By:
                                                      --------------------------
                                                      Name:
                                                           ---------------------
                                                      Title:
                                                           ---------------------

                                    EXHIBIT B
                                       to
                                Credit Agreement
                           dated as of August 7, 1998
                                  by and among
                         Quintiles Transnational Corp.,
                         the Lenders party thereto, and
                          First Union National Bank, as
                              Administrative Agent



                           FORM OF NOTICE OF BORROWING

                               NOTICE OF BORROWING

                           Dated as of: ______________

First Union National Bank,
as Administrative Agent
One First Union Center, TW-10
301 South College Street
Charlotte, North Carolina 28288-0608
Attention:  Syndication Agency Services

Ladies and Gentlemen:

           This irrevocable Notice of Revolving Credit Borrowing is delivered to you under Section 2.2(a) of the Credit Agreement dated as of August 7, 1998 (as amended, restated or otherwise modified, the "Credit Agreement"), by and among Quintiles Transnational Corp., a North Carolina corporation (the "Borrower"), the lenders party thereto (the "Lenders") and First Union National Bank, as Administrative Agent.

           1. The Borrower hereby requests that the Lenders make a Loan denominated in [Dollars] [Applicable Alternative Currency] in the aggregate principal amount of $___________. (Complete with a Permitted Currency and an amount in accordance with Section 2.2(a) of the Credit Agreement.)

           2. The Borrower hereby requests that such Loan be made on the following Business Day: _____________________. (Complete with a Business Day in accordance with Section 2.3(a) of the Credit Agreement).

           3. The Borrower hereby requests that the Revolving Credit Loan bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Principal                              Interest Period     Termination Date for
Component                              (LIBOR              Interest Period
of Loan         Interest Rate          Rate only)          (if applicable)
-------         -------------          ----------          --------------

               [Base Rate, LIBOR
               Rate or LIBOR Market
               Rate]1

----------------

1 Revolving Credit Loans denominated in Dollars may bear interest at the Base Rate, the LIBOR Rate or the LIBOR Market Rate plus, in each case, the Applicable Margin; Revolving Credit Loans denominated in an Alternative Currency shall bear interest at the LIBOR Rate, the LIBOR Market Rate or the Base Rate plus, in each case, the Applicable Margin; provided that the Borrower shall only be permitted to request Base Rate Loans and LIBOR Market Rate Loans to be denominated in an Alternative Currency if such Alternative Currency is available to the
 ...(continued)

           4. The principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the requested Loan) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

           5. All of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

           6. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

                            [Signature Page Follows]

------------------
 ...(continued)
Lenders at such rate. In each case, the Applicable Margin shall be determined in accordance with Section 4.1 of the Credit Agreement.

         IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing on behalf of the Borrower this ____ day of ______, _______.


                                                   QUINTILES TRANSNATIONAL CORP.


                                                   By:
                                                      --------------------------
                                                       Name:
                                                            --------------------
                                                       Title:
                                                             -------------------

                                    EXHIBIT C
                                       to
                                Credit Agreement
                           dated as of August 7, 1998
                                  by and among
                         Quintiles Transnational Corp.,
                         the Lenders party thereto, and
                          First Union National Bank, as
                              Administrative Agent



                      FORM OF NOTICE OF ACCOUNT DESIGNATION

                          NOTICE OF ACCOUNT DESIGNATION

                             Dated as of: _________


First Union National Bank,
One First Union Center, TW-10
301 South College Street
Charlotte, North Carolina  28288-0608
Attention:  Syndication Agency Services

Ladies and Gentlemen:

           This Notice of Account Designation is delivered to you under Section 2.2(b) of the Credit Agreement dated as of August 7, 1998 (as amended, restated or otherwise modified, the "Credit Agreement") by and among Quintiles Transnational Corp., a corporation organized under the laws of North Carolina (the "Borrower"), the lenders party thereto (the "Lenders") and First Union National Bank, as Administrative Agent.

           1. The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

                          -----------------------------
                          ABA Routing Number: _________
                          Account Number: _____________

           2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

           3. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

           IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation this _____ day of _______, ____.


                                                   QUINTILES TRANSNATIONAL CORP.


                                                   By:
                                                      --------------------------
                                                       Name:
                                                            --------------------
                                                       Title:
                                                             -------------------

                                    EXHIBIT D
                                       to
                                Credit Agreement
                           dated as of August 7, 1998
                                  by and among
                         Quintiles Transnational Corp.,
                         the Lenders party thereto, and
                          First Union National Bank, as
                              Administrative Agent



                          FORM OF NOTICE OF PREPAYMENT

                              NOTICE OF PREPAYMENT

                          Dated as of: ________________

First Union National Bank,
 as Administrative Agent
One First Union Center
301 South College Street, TW-10
Charlotte, North Carolina 28288-0608
Attention: Syndication Agency Services

Ladies and Gentlemen:

           This irrevocable Notice of Prepayment is delivered to you under
Section 2.3(c) of the Credit Agreement dated as of August 7, 1998 (as amended, restated or otherwise modified, the "Credit Agreement"), by and among Quintiles Transnational Corp., a corporation organized under the laws of North Carolina (the "Borrower"), the lenders party thereto (the "Lenders") and First Union National Bank, as Administrative Agent.

           1. The Borrower hereby provides notice to the Administrative Agent that the it shall repay the following [Base Rate Loans] and/or [LIBOR Rate Loans] and/or [LIBOR Market Rate Loans]_______________. (Complete with an amount in accordance with Section 2.3 of the Credit Agreement.)

           2. The Loan to be prepaid is denominated in: [Dollars/Applicable Alternative Currency].

           3. The Borrowers shall repay the above-referenced Loans on the following Business Day: _______________. (Complete with a Business Day in accordance with Section 2.3(c) of the Credit Agreement.)

           4. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

           IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment this ____ day of _______, _____.


                                                   QUINTILES TRANSNATIONAL CORP.


                                                   By:
                                                      --------------------------
                                                       Name:
                                                            --------------------
                                                       Title:
                                                             -------------------

                                    EXHIBIT E
                                       to
                                Credit Agreement
                           dated as of August 7, 1998
                                  by and among
                         Quintiles Transnational Corp.,
                         the Lenders party thereto, and
                          First Union National Bank, as
                              Administrative Agent



                    FORM OF NOTICE OF CONVERSION/CONTINUATION

                        NOTICE OF CONVERSION/CONTINUATION

                           Dated as of: ______________


First Union National Bank
One First Union Center, TW-10
301 South College Street
Charlotte, North Carolina  28288-0608
Attention:  Syndication Agency Services

Ladies and Gentlemen:

           This irrevocable Notice of Conversion/Continuation (the "Notice") is delivered to you under Section 4.2 of the Credit Agreement dated as of August 7, 1998 (as amended, restated or otherwise modified, the "Credit Agreement"), by and among Quintiles Transnational Corp., a North Carolina corporation (the "Borrower"), the lenders party thereto (the "Lenders") and First Union National Bank, as Administrative Agent.

           1. This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

           [ ] Converting all or a portion of a Base Rate Loan into a LIBOR Rate
               Loan

           (a) The aggregate outstanding principal balance of such Loan is $_______________.

           (b) The principal amount of such Loan to be converted is $_______________.

           (c) The requested effective date of the conversion of such Loan is _______________.

           (d) The requested Interest Period applicable to the converted Loan is _______________.

           [ ] Converting all or a portion of a Base Rate Loan into a LIBOR
               Market Rate Loan

           (a) The aggregate outstanding principal balance of such Loan is $_______________.

           (b) The principal amount of such Loan to be converted is $_______________.

           (c) The requested effective date of the conversion of such Loan is _______________.

           [ ] Converting a portion of a LIBOR Rate Loan into a Base Rate Loan

           (a) The aggregate outstanding principal balance of such Loan is $_______________.

           (b) The last day of the current Interest Period for such Loan is _______________.

           (c) The principal amount of such Loan to be converted is $_______________.

           (d) The requested effective date of the conversion of such Loan is _______________.

           [ ] Converting all or a portion of a LIBOR Rate Loan into a LIBOR
               Market Rate Loan

           (a) The aggregate outstanding principal balance of such Loan is $_______________.

           (b) The last day of the current Interest Period for such Loan is _______________.

           (c) The principal amount of such Loan to be converted is $_______________.

           (d) The requested effective date of the conversion of such Loan is _______________.

           [ ] Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate
               Loan

           (a) The aggregate outstanding principal balance of such Loan is $_______________.

           (b) The last day of the current Interest Period for such Loan is ______________.

           (c) The principal amount of such Loan to be continued is $_______________.

           (d) The requested effective date of the continuation of such Loan is _______________.

           (e) The requested Interest Period applicable to the continued Loan is _______________.

           2. The principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

           3. All of the conditions applicable to the conversion or continuation of the Loan requested herein as set forth in the Credit Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of such Loan.

           4. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.


                            [Signature Page Follows]

           IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation this ____ day of __________, ____.


                                                   QUINTILES TRANSNATIONAL CORP.


                                                   By:
                                                      --------------------------
                                                       Name:
                                                            --------------------
                                                       Title:
                                                             -------------------

                                    EXHIBIT F
                                       to
                                Credit Agreement
                           dated as of August 7, 1998
                                  by and among
                         Quintiles Transnational Corp.,
                         the Lenders party thereto, and
                          First Union National Bank, as
                              Administrative Agent



                    FORM OF OFFICER'S COMPLIANCE CERTIFICATE

                        OFFICER'S COMPLIANCE CERTIFICATE


           The undersigned, on behalf of Quintiles Transnational Corp. (the "Borrower"), hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

           1. This Certificate is delivered to you pursuant to Section 7.2 of the Credit Agreement dated as of August 7, 1998 (as amended, restated or otherwise modified, the "Credit Agreement"), by and among the Borrower, the lenders party thereto (the "Lenders") and First Union National Bank, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

           2. I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of _______________ and for the _______________ period[s] then ended and such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the period[s] indicated.

           3. I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this Certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, are taking and propose to take with respect thereto].

           4. The Applicable Margin and calculations determining such figure are set forth on the attached Schedule 1 and the Borrower and its Subsidiaries are in compliance with the financial covenants contained in Article IX of the Credit Agreement as shown on such Schedule 1 and to my knowledge, the Borrower and its Subsidiaries are in compliance with the other covenants and restrictions contained in the Credit Agreement.


                            [Signature Page Follows]

           WITNESS the following signature as of the _____ day of _________,
____.


                                                   QUINTILES TRANSNATIONAL CORP.


                                                   By:
                                                      --------------------------
                                                       Name:
                                                            --------------------
                                                       Title:
                                                             -------------------

                                   Schedule 1
                                       to
                        Officer's Compliance Certificate

A.    Total Debt to Total Capitalization Ratio

      1.  Total Debt of the Borrower and
          its Subsidiaries as of the
          immediately preceding fiscal
          quarter end                                           1  _________

      2.  Total Capitalization:  The
          sum of the following for the
          Borrower and its Subsidiaries
          as of the immediately preceding
          fiscal quarter end

          (a)       Shareholder's Equity
                    as of such date                2(a) _______

          (b)       Total Debt (line 1)            2(b) _______

          (c)       Add lines 2(a) and 2(b)        2(c) _______

      3.  Total Debt to Total Capitalization Ratio:
          Divide line 1 by line 2(c)                            3  _________

      4.  Maximum Total Debt to Total Capitalization Ratio permitted
          by Section 9.1 as of the date hereof                  4  0.45 to 1.00
                                                                   ------------

B.    Interest Coverage Ratio

      1.  Adjusted EBITR of the Borrower and its
          Subsidiaries for the four (4) consecutive fiscal quarters ending as of the immediately preceding fiscal quarter end

          (a)       Consolidated Net Income        1(a) _______

          (b)       The sum of the following,      1(b) _______
                    to the extent deducted
                    from Net Income

                    (i)        Income and Franchise Taxes
                    (ii)       Interest Expense
                    (iii)      Extraordinary Losses
                    (iv)       Rental Expense

          (c)       Interest Income                1(c) _______

          (d)       Extraordinary Gains            1(d) _______

          (e)       The sum of lines (c) and (d)   1(e) _______

          (f)       Line (a) plus line (b)         1(f) _______
                             -----

          (g)       Line (f) minus line (e):
                     Adjusted EBITR                1(g) _______

      2.  Interest Expense of the Borrower
          and its Subsidiaries for the four (4)
          consecutive fiscal quarters ending as
          of the immediately preceding fiscal
          quarter end                                            2  _________

      3,  Rental Expense of the Borrower and its
          Subsidiaries for the four (4) consecutive
          fiscal quarters ending as of the
          immediately preceding fiscal
          quarter end                                            3  _________

      4.  Line 2 plus line 3                                     4  _________
                 ----

      5.  Line 1(g) divided by line 4:                           5  _________
          Interest Coverage Ratio

      6.  Minimum Interest Coverage Ratio
          permitted by Section 9.2 as of the
          date hereof                                            6  2.50 to 1.00
                                                                    ------------

C.    Margin Stock

      1.  Total amount of purchases of margin
          stock (as defined in Regulation U) with
          loan proceeds to date                                  1  ________

      2.  Amount of new purchases of margin
          stock with loan proceeds                               2  ________

      3.  Total amount of purchases of margin
          stock.  Line 1 plus line 2                             3  ________
                         -----

      4.  From the Closing Date through the
          date hereof, the percentage of loans
          used to buy margin stock with loan
          proceeds                                               4  ________

                                    EXHIBIT G
                                       to
                                Credit Agreement
                           dated as of August 7, 1998
                                  by and among
                         Quintiles Transnational Corp.,
                         the Lenders party thereto, and
                          First Union National Bank, as
                              Administrative Agent



                        FORM OF ASSIGNMENT AND ACCEPTANCE

                            ASSIGNMENT AND ACCEPTANCE

                             Dated as of: _________


      Reference is made to the Credit Agreement dated as of August 7, 1998, as amended, restated or otherwise modified (the "Credit Agreement") by and among Quintiles Transnational Corp., a North Carolina corporation (the "Borrower"), the lenders party thereto (the "Lenders") and First Union National Bank, as Administrative Agent. Capitalized terms used herein which are not defined herein shall have the meanings assigned thereto in the Credit Agreement.

           _____________ (the "Assignor") and __________ (the "Assignee") agree as follows:

      1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, as of the Effective Date (as defined below), a ____% interest in and to all of the Assignor's interest, rights and obligations with respect to its Revolving Credit Commitment and Revolving Credit Loans (including such percentage of the outstanding L/C Obligations) and the Assignor thereby retains ____% of its interest therein. This Assignment and Acceptance is entered pursuant to, and authorized by,
Section 13.10 of the Credit Agreement.

      2. The Assignor (i) represents that, as of the date hereof, its Commitment Percentage (without giving effect to assignments thereof which have not yet become effective) under the Credit Agreement is ____%, the outstanding balances of its Revolving Credit Loans (including its Revolving Credit Commitment Percentage of the outstanding L/C Obligations) (unreduced by any assignments thereof which have not yet become effective) under the Credit Agreement is $__________; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or its Subsidiaries or the performance or observance by the Borrowers or its Subsidiaries of any of their obligations under the Credit Agreement or any other instrument or document furnished or executed pursuant thereto; and
(iv) attaches the Revolving Credit Note delivered to it under the Credit Agreement and requests that the Borrowers exchange such Revolving Credit Note for new Revolving Credit Notes payable to each of the Assignor and the Assignee as follows:

           Revolving Credit Note
           Payable to the Order of:                    Principal Amount of Note:
           ------------------------                    -------------------------

           __________                                  $_________

           __________                                  $_________


      3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Assignor or any other Lender or the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) confirms that it is an Eligible Assignee; (v) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender; (vii) agrees to hold all confidential information in a manner consistent with the provisions of Section 13.10(g) of the Credit Agreement; and (viii) includes herewith for the Administrative Agent the two forms required by Section 4.11(e) of the Credit Agreement (if not previously delivered).

      4. The effective date for this Assignment and Acceptance shall be as set forth in Section 1 of Schedule 1 hereto (the "Effective Date"). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for, to the extent required by the Credit Agreement, consent by the Borrower and the Administrative Agent and acceptance and recording in the Register.

      5. Upon such consents, acceptance and recording, from and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and the other Loan Documents to which Lenders are parties and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under each such agreement, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

      6. Upon such consents, acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and

Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

      7. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE DEEMED TO BE A CONTRACT UNDER SEAL AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

                                               ASSIGNOR:

                                               ---------------------------------

                                               By:
                                                  ------------------------------
                                               Title:
                                                     ---------------------------

                                               ASSIGNEE:

                                               ---------------------------------


                                               By:
                                                  ------------------------------
                                               Title:
                                                     ---------------------------


Acknowledged and Consented to on behalf of the Borrower:2

QUINTILES TRANSNATIONAL CORP.

By:
   --------------------------
Name:
     ------------------------
Title:
      -----------------------

Consented to and Accepted:

FIRST UNION NATIONAL BANK,
 as Administrative Agent

By:
   --------------------------
Title:
      -----------------------


---------------
     2     If applicable pursuant to Section 13.10.

                                   Schedule I
                                       to
                            Assignment and Acceptance


1.         Effective Date                                    ____________, ____

2.         Assignor's Interest
           Prior to Assignment

           (a)       Revolving Credit Commitment Percentage               ____%

           (b)       Outstanding balance of Revolving Credit Loans    $________

           (c)       Outstanding balance of (i) Assignor's Revolving
                               Credit Commitment Percentage of the
                               L/C Obligations                        $________

3.         Assigned Interest (from Section 1) of Revolving Credit Loans   ____%

4.         Assignee's Extensions of Credit
           After Effective Date

           (a)       Total Outstanding balance of
                     Assignee's Revolving Credit Loans
                     (line 2(b) times line 3)                         $________
                                -----

           (b)       Total Outstanding balance of
                     Assignee's Revolving Credit
                     Commitment Percentage
                     of the L/C Obligations
                     (line 2(c)(i) times line 3)                      $________
                                   -----

5.         Retained Interest of Assignor after
           Effective Date

           (a)       Retained Interest (from Section 1) of Revolving
                     Credit Commitment Percentage                          ____%

           (b)       Outstanding balance of Assignor's Revolving
                     Credit Loans
                     (line 2(b) times line 5(a))                      $________
                                -----

           (c)       Outstanding balance of Assignor's
                     Revolving Credit Commitment
                     Percentage of L/C Obligations
                     (line 2(c)(i) times line 5(a))                   $________
                                   -----

6.         Payment Instructions

                     (a)       If payable to Assignor,
                               to the account of Assignor to:

                               ____________________________________
                               ____________________________________
                               ABA No.:____________________________
                               Account Name:_______________________
                               Acct. No.___________________________
                               Attn:_______________________________
                               Ref:________________________________

                     (b) If payable to Assignee, to the account of Assignee to:


                               ____________________________________
                               ABA No.:____________________________
                               Account Name:_______________________
                               Account No._________________________
                               Ref:________________________________

                                    EXHIBIT H
                                       to
                   Credit Agreement dated as of August 7, 1998
                                  by and among
                         Quintiles Transnational Corp.,
                         the Lenders party thereto, and
                          First Union National Bank, as
                              Administrative Agent



                           FORM OF GUARANTY AGREEMENT

                        UNCONDITIONAL GUARANTY AGREEMENT



           THIS UNCONDITIONAL GUARANTY AGREEMENT (this "Guaranty"), dated as of the 7th day of August, 1998, made by each of the Guarantors listed on the signature pages hereto or becoming a party hereto (the "Guarantors"), in favor of FIRST UNION NATIONAL BANK, a national banking association, as Administrative Agent (the "Administrative Agent"), for the ratable benefit of itself and the financial institutions (the "Lenders") that are, or may from time to time become, parties to the Credit Agreement (as hereinafter defined).

                              STATEMENT OF PURPOSE

           Pursuant to the terms of the Credit Agreement dated as of August 7, 1998 by and among Quintiles Transnational Corp. (the "Borrower"), the Lenders party thereto, and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), the Lenders extended certain credit facilities to the Borrower as more particularly described therein. The Borrower and the Guarantors comprise one integrated financial enterprise and all Extensions of Credit to the Borrower pursuant to the Credit Agreement will inure, directly or indirectly, to the benefit of each of the Guarantors.

           In connection with the transactions contemplated by the Credit Agreement, the Lenders have requested, and each of the Guarantors has agreed to execute and deliver, this Guaranty.

           NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and to induce the Lenders to make available Extensions of Credit to the Borrower pursuant to the Credit Agreement, it is agreed as follows:

           SECTION 1. Definitions. Capitalized terms used herein (including the preamble hereof) shall have the meanings assigned to them in the Credit Agreement, unless the context otherwise requires or unless otherwise defined herein. References in the Credit Agreement to a "Guaranty Agreement" or herein to this "Guaranty" shall include and mean this Guaranty, including all amendments and supplements hereto now or hereafter in effect.

           SECTION 2. Guaranty of Obligations of the Borrower. Each Guarantor hereby, jointly and severally with each other Guarantor, unconditionally, absolutely and irrevocably guarantees to the Administrative Agent for the ratable benefit of the Administrative Agent and the Lenders, and their respective successors, endorsees, transferees and assigns, the prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of all Obligations of the Borrower, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether or not recovery may be or hereafter become barred by the statute of limitations, whether enforceable or unenforceable as against the Borrower, whether or not discharged, stayed or otherwise affected by any bankruptcy, insolvency or other similar law or proceeding, whether created directly with the Administrative Agent or any Lender or acquired by the Administrative Agent or any Lender through assignment, endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all Obligations of the Borrower to the Administrative Agent or any Lender, including all of the foregoing, being hereinafter collectively referred to as the "Guaranteed Obligations"); provided, that notwithstanding anything to the contrary contained herein, it is the intention of the Guarantors and the Lenders that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to any Guarantor or its assets, the amount of such Guarantor's obligations with respect to the Obligations shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U.S.C. ss.547, ss.548 and ss.550 and other "avoidance" provisions of Title 11 of the United States Code), applicable in any such proceeding to such Guarantor and this Guaranty (collectively, "Applicable Insolvency Laws"). To that end, but only in the event and to the extent that such Guarantor's obligations with respect to the Guaranteed Obligations or any payment made pursuant to the Guaranteed Obligations would, but for the operation of the foregoing proviso, be subject to avoidance or recovery in any such proceeding under Applicable Insolvency Laws, the amount of such Guarantor's obligations with respect to the Guaranteed Obligations shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render such Guarantor's obligations with respect to such Guaranteed Obligations unenforceable or avoidable or otherwise subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made pursuant to the Guaranteed Obligations exceeds the limitation of the foregoing proviso and is otherwise subject to avoidance and recovery in any such proceeding under Applicable Insolvency Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the Guaranteed Obligations as limited by the foregoing proviso shall in all events remain in full force and effect and be fully enforceable against such Guarantor. The foregoing proviso is intended solely to preserve the rights of the Administrative Agent hereunder against such Guarantor in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither such Guarantor, the Borrower, any other Guarantor nor any other Person shall have any right or claim under such proviso that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

           SECTION 3. Nature of Guaranty. Each Guarantor agrees that this Guaranty is a continuing, unconditional, absolute and irrevocable guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by:

                     (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, the Credit Agreement or any other Loan Document or any other agreement, document or instrument to which the Borrower or any Subsidiary thereof is or may become a party;

                     (b) any structural change in, restructuring of or other similar change of the Borrower or any of its Subsidiaries (including, without limitation, each Guarantor);

                     (c) the absence of any action to enforce this Guaranty, the Credit Agreement or any other Loan Document or the waiver or consent by the Administrative Agent or any Lender with respect to any of the provisions of this Guaranty, the Credit Agreement or any other Loan Document;

                     (d) the existence, value or condition of, or failure to perfect its Lien against, any security for or other guaranty of the Guaranteed Obligations or any action, or the absence of any action, by the Administrative Agent or any Lender in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty); or

                     (e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor;

it being agreed by each Guarantor that, subject to the proviso in Section 2, its obligations under this Guaranty shall not be discharged until the final and indefeasible payment and performance, in full, of the Guaranteed Obligations and the termination of the Commitments. Each Guarantor expressly waives all rights it may now or in the future have under any statute (including without limitation North Carolina General Statutes Section 26-7, et seq. or similar law) or at law or in equity, or otherwise, to compel the Administrative Agent or any Lender to proceed in respect of the Guaranteed Obligations against the Borrower or any other party or against any security for or other guaranty of the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, such Guarantor; provided, however, that regardless of any other provision of this Section 3, neither the Administrative Agent nor any Lender shall proceed against any Guarantor hereunder until the occurrence of an Event of Default. Each Guarantor further expressly waives and agrees not to assert or take advantage of any defense based upon the failure of the Administrative Agent or any Lender to commence an action in respect of the Guaranteed Obligations against the Borrower, any Guarantor, any other guarantor or any other party or any security for the payment and performance of the Guaranteed Obligations. Each Guarantor agrees that any notice or directive given at any time to the Administrative Agent or any Lender which is inconsistent with the waivers in the preceding two sentences shall be null and void and may be ignored by the Administrative Agent or such Lender, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Administrative Agent and the Required Lenders have specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and, but for this Guaranty and such waivers, the Administrative Agent and Lenders would decline to enter into the Credit Agreement.

           SECTION 4. Demand by the Administrative Agent. In addition to the terms set forth in Section 3, and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Guaranteed Obligations are declared to be or become immediately due and payable, then the Guarantors shall, upon demand in writing therefor by the Administrative Agent to the Guarantors, pay all or such portion of the outstanding Guaranteed Obligations then due and payable. Payment by the Guarantors shall be made to the Administrative Agent, to be credited and applied upon the Guaranteed Obligations, in immediately available federal funds to an account designated by the Administrative Agent or at the address referenced herein for the giving of notice to the

Administrative Agent or at any other address that may be specified in writing from time to time by the Administrative Agent.

           SECTION 5. Waivers. In addition to the waivers contained in Section 3, each Guarantor waives and agrees that it shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such Guarantor of its obligations under, or the enforcement by the Administrative Agent or the Lenders of, this Guaranty. Each Guarantor further hereby waives diligence, presentment, demand, protest and notice of whatever kind or nature with respect to any of the Guaranteed Obligations and waives the benefit of all provisions of law which are or might be in conflict with the terms of this Guaranty. Each Guarantor represents, warrants and agrees that its obligations under this Guaranty are not and shall not be subject to any counterclaims, offsets or defenses of any kind against the Administrative Agent, the Lenders or the Borrower whether now existing or which may arise in the future.

           SECTION 6. Benefits of Guaranty. The provisions of this Guaranty are for the benefit of the Administrative Agent and the Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the Borrower, the Administrative Agent and the Lenders, the obligations of the Borrower under the Loan Documents. In the event all or any part of the Guaranteed Obligations are transferred, endorsed or assigned by the Administrative Agent or any Lender to any Person or Persons, any reference to an "Administrative Agent", or "Lender" herein shall be deemed to refer equally to such Person or Persons.

           SECTION 7. Modification of Loan Documents etc. If the Administrative Agent or the Lenders shall at any time or from time to time, with or without the consent of, or notice to, any Guarantor:

                     (a) change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed Obligations;

                     (b) take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law or in equity, or waive or refrain from exercising any such remedies, powers or privileges;

                     (c) amend or modify, in any manner whatsoever, the Loan Documents;

                     (d) extend or waive the time for performance by any Guarantor, any other guarantor, the Borrower or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under a Loan Document (other than this Guaranty), or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

                     (e) take and hold security or collateral for the payment of the Guaranteed Obligations or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent or the Lenders have been granted a Lien, to secure any Debt of any Guarantor, any other guarantor or the Borrower to the Administrative Agent or the Lenders;

                     (f) release anyone who may be liable in any manner for the payment of any amounts owed by any Guarantor, any other guarantor or the Borrower to the Administrative Agent or any Lender;

                     (g) modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of any Guarantor, any other guarantor or the Borrower are subordinated to the claims of the Administrative Agent or any Lender; or

                     (h) apply any sums by whomever paid or however realized to any amounts owing by any Guarantor, any other guarantor or the Borrower to the Administrative Agent or any Lender in such manner as the Administrative Agent or any Lender shall determine in its reasonable discretion;

then neither the Administrative Agent nor any Lender shall incur any liability to any Guarantor as a result thereof, and no such action shall impair or release the obligations of any Guarantor under this Guaranty.

           SECTION 8. Reinstatement. Each Guarantor agrees that, if any payment made by the Borrower or any other Person applied to the Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid or the proceeds of any collateral are required to be refunded by the Administrative Agent or any Lender to the Borrower, its estate, trustee, receiver or any other party, including, without limitation, any Guarantor, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, each Guarantor's liability hereunder (and any Lien securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this Guaranty shall have been canceled or surrendered (and if any Lien or collateral securing such Guarantor's liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Guaranty (and such Lien) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of such Guarantor in respect of the amount of such payment (or any Lien securing such obligation).

           SECTION 9. Representations, Warranties and Covenants. To induce the Lenders to execute the Credit Agreement and make any Extensions of Credit, each Guarantor hereby represents, warrants, covenants and agrees on a joint and several basis that:

                     (a) such Guarantor has the corporate right, power and authority to execute, deliver and perform this Guaranty and has taken all necessary corporate action to authorize its execution, delivery and performance of this Guaranty;

                     (b) this Guaranty constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies;

                     (c) the execution, delivery and performance of this Guaranty will not violate any provision of any Applicable Law or material contractual obligation of such Guarantor and will not result in the creation or imposition of any Lien upon or with respect to any property or revenues of such Guarantor;

                     (d) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder or creditor of such Guarantor), is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty;

                     (e) no actions, suits or proceedings before any arbitrator or Governmental Authority are pending or, to the knowledge of such Guarantor, threatened by or against such Guarantor or against any of its properties with respect to this Guaranty or any of the transactions contemplated hereby;

                     (f) such Guarantor has such title to the real property owned by it and a valid leasehold interest in the real property leased by it, and has good and marketable title to all of its personal property sufficient to carry on its business free of any and all Liens of any type whatsoever, except those permitted by Section
           10.3 of the Credit Agreement;

                     (g) as of the Closing Date, such Guarantor (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it engages and is able to pay its debts as they mature, (b) owns property having a fair value greater than the amount required to pay its probable liabilities (including contingencies) and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature;

                     (h) all payments under this Guaranty shall be made in the currency required by the Credit Agreement (the "Currency") in immediately available funds (and no obligation or liability of the Guarantors under this Guaranty shall be released or discharged by any judgment in a currency other than the Currency) unless any judgment or order of any court or other governmental department, commission, board, bureau, instrumentality or agency is given or made for the payment of any amount due under this Guaranty in a currency other than the Currency, in which event the Guarantors shall indemnify and hold harmless the Administrative Agent and the Lenders against any loss incurred by the Administrative Agent and the Lenders as a result of any such judgment or order and as a result of any variation having occurred in rates of exchange between the date of any such amount becoming due under this Guaranty and the date of actual payment thereof. The foregoing indemnity shall constitute a separate and independent obligation of the each Guarantor and shall continue in full force and effect notwithstanding any such judgment or order. The rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Currency with the judgment currency on the Business Day succeeding that on which the final judgment is given; .

                     (i) all payments under this Guaranty shall be paid in full and made without set-off, counterclaim, condition or qualification, and free and clear of and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of any nature whatsoever, and all interest, penalties and similar liabilities with respect thereto (except such taxes, levies, imposts, duties, fees, assessments and other charges as are imposed on or measured by the Administrative Agent's or any Lender's net income by the country or any subdivision thereof in which the Administrative Agent's or any Lender's principal office or lending office is located or otherwise are in the nature of income taxes imposed on the Administrative Agent or any Lender), imposed, levied, collected, withheld or assessed by any taxing or other authority (all such non-excluded taxes, levies, imposts, duties, fees, assessments, charges, deductions, withholdings and liabilities, "Taxes"). If any Guarantor is compelled by law to deduct or otherwise account for any Taxes, each Guarantor shall (x) pay to the appropriate authority the amount of any and all such Taxes which such Guarantor is so compelled to make, prior to the date upon which any penalty may attach thereto, (y) pay in such manner, and at the same time as the payment of the amounts payable in accordance with clause (x), above, such additional amounts (if any) as may be necessary to ensure that the Administrative Agent and the Lenders receive a net amount equal to the full amount which the Administrative Agent and the Lenders would have received had the payment not been made subject to such Taxes, and (z) provide evidence that all applicable Taxes shall have been paid to the appropriate taxing authorities by delivery to the Administrative Agent, for the benefit of the Lenders, of official tax receipts or notarized copies within thirty (30) days after payment thereof, or if unobtainable due to governmental policy or inability, other acceptable evidence. Any Taxes which may become payable after payment in full of any amounts owed hereunder shall be paid by the Guarantors or reimbursed by the Guarantors if payment has been made by the Administrative Agent or any Lender, together with additional taxes, duties, fees and charges due as a consequence of such payment or reimbursement, and the Guarantors shall, as provided in clause (z), above, deliver to the Administrative Agent for the benefit of the Lenders appropriate receipts or other evidence of such payment;

                     (j) such Guarantor shall pay, indemnify and hold harmless the Administrative Agent and the Lenders from all present and future claims or liabilities for any registration, stamp, documentary and other similar taxes, fees or charges, and any penalties and interest with respect thereto, which may be assessed, levied or collected by any applicable Governmental Authority or by any department, agency, state or political subdivision or taxing authority thereof or therein or in connection with the execution, issuance, delivery, filing, registration or enforcement of this Guaranty;



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

                     (k) such Guarantor is generally subject to suit, and neither it nor any of its properties or assets has any immunity from the jurisdiction of any court or from legal process (whether through service of process or notice of attachment prior to judgment, attachment in aid of execution, execution or otherwise) under any Applicable Law;

                     (l) there is no tax, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any applicable Governmental Authority (i) on or by virtue of the execution, delivery, acquisition, registration or enforcement of this Guaranty, or (ii) on any payment to be made by such Guarantor pursuant to this Guaranty;

                     (m) to ensure the enforceability or admissibility in evidence of this Guaranty, it is not necessary that this Guaranty be filed or recorded with any applicable Governmental Authority or that any stamp or similar tax be paid hereon or in respect hereof;

                     (n) such Guarantor hereby agrees that a final judgment in any proceeding brought in any of the courts referred to in Section 12(i) shall be conclusive and binding upon each Guarantor and may be enforced in the courts of the United States of America, the State of North Carolina or any other courts to the jurisdiction of which such Guarantor is subject, by a suit upon judgment, provided that service of process is effected on such Guarantor in one of the manners specified in Section 12(i) or as otherwise permitted by law; and

                     (o) to the extent that such Guarantor has or hereafter may acquire any immunity from suit, jurisdiction of any court or any legal process (whether through attachment prior to judgment, attachment in aid of execution, execution of a judgment, or from any other legal process or remedy) with respect to itself or its property, such Guarantor hereby irrevocably waives such immunity in respect of the Guaranteed Obligations and its obligations hereunder.

           SECTION 10.  Remedies.

           (a) Upon the occurrence of any Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, enforce against the Guarantors their respective obligations and liabilities hereunder and exercise such other rights and remedies as may be available to the Administrative Agent hereunder, under the other Loan Documents or otherwise.

           (b) No right or remedy herein conferred upon the Administrative Agent is intended to be exclusive of any other right or remedy contained herein or in any other Loan Document or otherwise, and every such right or remedy contained herein and therein or now or hereafter existing at law, or in equity, or by statute, or otherwise shall be cumulative. The Required Lenders may instruct the Administrative Agent to pursue, or refrain from pursuing, any remedy available to the Administrative Agent at such times and in such order as the Required Lenders shall determine, and the Required Lenders' election as to such remedies shall not impair any remedies against any

Guarantor not then exercised. In addition, any election of remedies which results in the denial or impairment of the right of the Administrative Agent to seek a deficiency judgment against the Borrower shall not impair any Guarantor's obligation to pay the full amount of the Guaranteed Obligations.

           SECTION 11. No Subrogation. Notwithstanding any payment or payments by any of the Guarantors hereunder, or any set-off or application of funds of any of the Guarantors by the Administrative Agent or any Lender, or the receipt of any amounts by the Administrative Agent or any Lender with respect to any of the Guaranteed Obligations, none of the Guarantors shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any of the other Guarantors or against any collateral security held by the Administrative Agent or any Lender for the payment of the Guaranteed Obligations nor shall any of the Guarantors seek any reimbursement from the Borrower or any of the other Guarantors in respect of payments made by such Guarantor in connection with the Guaranteed Obligations, until all amounts owing to the Administrative Agent and the Lenders on account of the Guaranteed Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Administrative Agent, if required) to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as set forth in the Credit Agreement.

           SECTION 12.  Miscellaneous.

           (a) Entire Agreement; Amendments. This Guaranty, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to the subject matter hereof and may not be amended or supplemented except by a writing signed by each Guarantor and the Administrative Agent, consented to by such Lenders as required by Section 13.11 of the Credit Agreement.

           (b) Headings. Titles and captions of sections and subsections in this Guaranty are for convenience of reference only, and neither limit nor amplify the provisions of this Guaranty.

           (c) Severability. In the event that any one or more of the provisions contained in this Guaranty shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provisions in every other respect and the remaining provisions of this Guaranty shall not be in any way impaired.

           (d) Notices. All notices and communications hereunder shall be given in accordance with Section 13.1 of the Credit Agreement and, in the case of the Guarantors, shall be addressed to them at the address of the Borrower as set forth in Section 13.1 of the Credit Agreement.

           (e) Binding Effect. This Guaranty shall bind each Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns. No Guarantor may assign this Guaranty or delegate any of its duties hereunder, other than in connection with the merger of such Guarantor into such other Person as permitted by Section 10.5 of the Credit Agreement, or with the prior consent of the Administrative Agent and each of the Lenders.

           (f) Non-Waiver. The failure of the Administrative Agent or any Lender to enforce any right or remedy hereunder, or promptly to enforce any such right or remedy, shall not constitute a waiver thereof, nor give rise to any estoppel against the Administrative Agent or any Lender, nor excuse any Guarantor from its obligations hereunder. Any waiver of any such right or remedy by the Lenders must be in writing and signed by the Required Lenders.

           (g) Termination. This Guaranty shall terminate and be of no further force or effect on the earlier of (i) the date when the Guaranteed Obligations have been indefeasibly paid in full and the Commitments terminated, and (ii) with regard to any specific Guarantor, the date on which such Guarantor is merged (or wound up or dissolved) into another Credit Party pursuant to Section
10.5 of the Credit Agreement or is otherwise permitted to assign or delegate its duties hereunder pursuant to Section 12(e).

           (h) Governing Law. This Guaranty shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

           (i) Consent to Jurisdiction. Each Guarantor hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Mecklenburg County or Wake County, North Carolina, in any action, claim or other proceeding arising out of any dispute in connection with this Guaranty, any rights or obligations hereunder, or the performance of such rights and obligations. Each Guarantor hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Guaranty, any rights or obligations hereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner referenced in Section 12(d). Nothing in this Section 12(i) shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against any Guarantor or its properties in the courts of any other jurisdictions.

           (j)       Binding Arbitration; Waiver of Jury Trial.

                     (i) Binding Arbitration. Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Guaranty or any other Loan Documents ("Disputes"), between or among parties to this Guaranty or any other Loan Document shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims concerning any aspect of the past, present or future relationships arising out or connected with the Loan Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association and

           Title 9 of the U.S. Code. All arbitration hearings shall be conducted in either Charlotte or Raleigh, North Carolina. The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding anything foregoing to the contrary, any arbitration proceeding demanded hereunder shall begin within ninety (90) days after such demand thereof and shall be concluded within one hundred and twenty (120) days after such demand. These time limitations may not be extended unless a party hereto shows cause for extension and then such extension shall not exceed a total of sixty (60) days. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. The parties hereto do not waive any applicable federal or state substantive law except as provided herein. Notwithstanding the foregoing, this paragraph shall not apply to any Hedging Agreement that is a Loan Document.

                     (ii) Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH GUARANTOR HEREBY ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

                     (iii) Preservation of Certain Remedies. Notwithstanding the preceding binding arbitration provisions, the parties hereto and to the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies: (A) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable law or by judicial foreclosure and sale, (B) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (C) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (D) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

           (k) Limitation of Liability. Neither the Administrative Agent, the Lenders nor any Affiliate thereof shall have any liability with respect to, and each Guarantor hereby waives, releases and agrees not to sue upon, any claim for any punitive or exemplary damages suffered by such Guarantor in connection with, arising out of, or in any way related to this Guaranty and the other Loan Documents, the transactions contemplated herein or therein, or any act, omission or event occurring in connection herewith or therewith.

           (l) Expenses. Each Guarantor agrees that it will reimburse the Administrative Agent and each Lender for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and expenses, which shall be based upon standard hourly rates and not the presumed rates set forth in the N.C. Gen. Stat. Section 6-21.2) incurred by the Administrative Agent or such Lender in connection with the enforcement of the obligations of the Guarantors under this Guaranty and any other Loan Documents and all reasonable out-of-pocket expenses (including reasonable attorneys' fees and expenses) incurred by the Administrative Agent in connection with the amendment or modification of this Guaranty.

           (m) Indemnities. Each Guarantor agrees to hold the Administrative Agent and the Lenders harmless from and against all losses suffered by the Administrative Agent and the Lenders in connection with (i) the exercise by the Administrative Agent or the Lenders of any right or remedy granted to them under this Guaranty, (ii) any claim, and the prosecution or defense thereof, arising out of or in any way connected with this Guaranty, and (iii) the collection or enforcement of the Obligations, the Guaranteed Obligations or any of them; provided, that such Guarantor shall not be obligated to reimburse the Administrative Agent or the Lenders for costs and expenses, or indemnify the Administrative Agent or the Lenders for any loss, resulting from the gross negligence or willful misconduct of the Administrative Agent or the Lenders. Notwithstanding any termination of this Guaranty, the indemnities to which the Administrative Agent and Lenders are entitled under this Guaranty shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

           (n) Survival of Indemnities. Notwithstanding any termination of this Guaranty or any other provisions of this Guaranty to the contrary, the obligations of each Guarantor and the indemnities with respect thereto, to which the Administrative Agent and the Lenders are entitled under Sections 12(l) and
(m) shall continue in full force and effect for the benefit of the Administrative Agent and the Lenders notwithstanding the prior payment in full of the Guaranteed Obligations and the termination of the Credit Agreement.

                            [Signature Page Follows]

           IN WITNESS WHEREOF, each of the Guarantors has executed and delivered this Guaranty under seal as of the date first above written.

[CORPORATE SEAL]                          GUARANTORS:

                                          INNOVEX (NORTH AMERICA) INC.


                                          By: _______________________________
                                          Name: _____________________________
                                          Title: ____________________________


                                          By: _______________________________
                                          Name: _____________________________
                                          Title: ____________________________


[CORPORATE SEAL]                          QUINTILES PACIFIC, INC.


                                          By: _______________________________
                                          Name: _____________________________
                                          Title: ____________________________


                                          By: _______________________________
                                          Name: _____________________________
                                          Title: ____________________________

                   UNCONDITIONAL GUARANTY AGREEMENT SUPPLEMENT

           UNCONDITIONAL GUARANTY AGREEMENT SUPPLEMENT, dated as of __________, ______ (the "Supplement"), made by [INSERT NAME OF NEW SUBSIDIARY], a
____________________ (the "New Guarantor"), in favor of First Union National Bank, as administrative agent (in such capacity, the "Administrative Agent") under the Credit Agreement (as defined in the Guaranty Agreement referred to below) for the ratable benefit of itself and the Lenders.

           1. Reference is hereby made to the Unconditional Guaranty Agreement dated as of August 7, 1998, made by certain Subsidiaries of Quintiles Transnational Corp. party thereto (the "Guarantors"), as guarantors, in favor of the Administrative Agent for the ratable benefit of itself and the Lenders referred to therein (as amended, restated, supplemented or otherwise modified as of the date hereof, the "Guaranty Agreement"). This Supplement supplements the Guaranty Agreement, forms a part thereof and is subject to the terms thereof. Capitalized terms used and not defined herein shall have the meanings given thereto or referenced in the Guaranty Agreement.

           2. The New Guarantor hereby agrees to unconditionally, absolutely and irrevocably guarantee to the Administrative Agent for the ratable benefit of itself, the Lenders and their respective successors, endorsees, transferees and assigns, the prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of all Obligations of the Borrower to the same extent and upon the same terms and conditions as are contained in the Guaranty Agreement.

           3. The New Guarantor hereby agrees that it is a party to the Guaranty Agreement as if a signatory thereto on the Closing Date of the Credit Agreement, and the New Guarantor shall comply with all of the terms, covenants, conditions and agreements and hereby makes each representation and warranty, in each case set forth therein. The New Guarantor agrees that the "Guaranty Agreement" or "Guaranty" as used therein or in any other Loan Documents shall mean the Guaranty Agreement as supplemented hereby.

           4. The New Guarantor hereby acknowledges it has received a copy of the Guaranty Agreement and that it has read and understands the terms thereof.